Exhibit 10.2

LEASE

OF PREMISES AT CAMBRIDGE DISCOVERY PARK

CAMBRIDGE, MASSACHUSETTS

FROM

LS 200 CDP, LLC

TO

FORRESTER RESEARCH, INC.

TABLE OF CONTENTS

Exhibits:

A – 1 Property Description (Project)

A – 2 Property Description (Parcel 200)

B – 1 Survey Showing Parcel Boundaries

B-2 Site Plan Showing Footprint of the Building

-ii-

C Premises Floor Plans

D Landlord Building Modifications- Shaft Plan

E Building Amenities Upgrade and Proposed Pickleball Locations

F Rules and Regulations

G Preliminary Signage Plan

H [Intentionally Omitted]

I Schedule of Janitorial Services

J [Intentionally Omitted]

K Notice of Lease

-iii-

SUMMARY OF BASIC TERMS

LEASE

OF PREMISES AT CAMBRIDGE DISCOVERY PARK,

CAMBRIDGE, MASSACHUSETTS

TO

FORRESTER RESEARCH, INC.

DATED AS OF APRIL 11, 2025

____________________________________________________________________________________

The following is a summary of certain basic terms of this Lease that is intended for the convenience and reference of the parties. Capitalized terms used, but not defined, in this Summary of Basic Terms, have their defined meanings in this Lease. In addition, some of the following items or terms are incorporated into this Lease by reference to the item or term or to this “Summary of Basic Terms”.

1. Landlord: LS 200 CDP, LLC, a Delaware limited liability company.

2. Tenant: Forrester Research, Inc., a Delaware corporation.

3A. Premises: All of the leasable space on the fourth (4th), fifth (5th) and sixth (6th) floors of the Building, which consists of 40,639 square feet on the fourth (4th) floor, 40,314 square feet on the fifth (5th) floor and 37,333 square feet on the sixth (6th) floor. The Premises are depicted on Exhibit C.

3B. Building: The six-floor building identified as Building 200 on Exhibit B-2.

3C. Project: The land described in Exhibit A-1 and depicted on Exhibit B-1 (the “Land”), together with the Building, the Other Buildings and any other improvements now or hereafter thereon, now commonly known as Cambridge Discovery Park, Cambridge, Massachusetts, together with other areas used from time to time for parking for the Buildings. The Land is subject to (x) an Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated December 21, 2009, recorded with the Middlesex South Registry of Deeds (the “Registry”) in Book 54081, Page 298, and filed with the Middlesex South Registry District of the Land Court (the “Land Court”) as Document No. 1522053, as amended by (i) a First Amendment of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated March 24, 2010, recorded with the Registry in Book 54804, Page 106, and filed with the Land Court as Document No. 1534150, (ii) a Second Amendment of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated December 29, 2011, recorded with the Registry in Book 58222, Page 15, and filed with the Land Court as Document No. 1587003, (iii) a Third Amendment of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated September 30, 2014, recorded with the Registry in Book 64326, Page 507, and filed with the Land Court as Document No. 1682362, (iv) a Fourth Amendment of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated March 17, 2015, recorded with the Registry in Book 65074, Page 89, and filed with the Land Court as Document No. 1694303, (v) a Fifth Amendment of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated December 21, 2018, and recorded with the Registry in Book 72052, Page 324, and (vi) a Sixth Amendment of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park entered into as of December 1, 2020, and recorded with the Registry in Book 76317, Page 316, and as affected by (1) an Agreement

Regarding Allocation of Gross Floor Area dated December 29, 2011, recorded with the Registry in Book 58222, Page 39, and filed with the Land Court as Document No. 1587007, (2) a Clarification of Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park, dated March 17, 2015, recorded with the Registry in Book 65074, Page 69, and filed with the Land Court as Document No. 1694302, (3) a Supplemental Declaration of Covenants, Conditions and Restrictions dated March 17, 2015 and recorded with the Registry in Book 65074, Page 130, and (4) a First Amendment to Supplemental Declaration of Covenants, Conditions and Restrictions dated May 4, 2017 and recorded with the Registry on May 11, 2017, in Book 69264, Page 321 (as the same has been and may be hereafter amended from time to time, the “Declaration”), and (y) a Shared Amenities and Easement Agreement for Portions of Cambridge Discovery Park entered into as of December 1 2020, and recorded with the Registry in Book 76318, Page 68 (as the same may be hereafter amended and/or modified from time to time, the “Amenities Agreement” and, together with the Declaration, the “Declaration Documents”). The Project may be expanded and/or contracted in accordance with the terms and provisions of the Declaration Documents.

3D. Leasable Square Footage of the Premises: An agreed upon 118,286 square feet.

3E. Leasable Square Footage of the Building: An agreed upon 201,856 square feet.

3F. Leasable Square Footage of the Project: An agreed upon 699,105 square feet. The Leasable Square Footage of the Project may change from time to time as additional Other Buildings are constructed.

4A. Tenant Improvements Work: Tenant shall perform the Tenant Improvements Work through a Third Party Contractor retained by Tenant, pursuant to Section 3.2.

4B. Tenant Improvement Allowance. Landlord shall provide Tenant an allowance for the payment of the actual cost of the Tenant Improvements Work (the “Tenant Improvement Allowance”) in an amount equal to $146.89.00 per square foot multiplied by the Leasable Square Footage of the Premises (calculated to be $ $17,375,030.54), to be applied as set forth in Section 3.5.

5A. [Intentionally Omitted]

5B. [Intentionally Omitted]

5C. [Intentionally Omitted]

5D. Commencement Date: January 1, 2026.

5E. Base Rent Deferral Period: A period of six (6) calendar months commencing on the Commencement Date, subject to adjustment as provided in this Lease.

5F. Base Rent Commencement Date: The day immediately following the last day of the Base Rent Deferral Period.

5G. Lease Term: From the Commencement Date until June 30, 2039, subject to extension in accordance with Section 2.4(b).

5H. Rights of Extension: Tenant shall have the right to extend the Lease Term for two (2) terms of ten (10) years each in accordance with Section 2.4(b).

6. Permitted Use: Subject to applicable Legal Requirements, the Premises may be used for general office purposes and uses customarily appurtenant thereto only and for no other purpose.

7. Security Deposit: None.

8. Tenant’s Parking Allocation: 1.5 parking spaces per 1,000 square feet of the Premises (179 parking spaces if the Leasable Square Footage of the Premises is 118,286 square feet). Tenant shall also have the right to certain additional parking spaces, in accordance with Section 2.3.

9. Base Rent: Base Rent for the Initial Term shall be as follows:

PERIOD	ANNUAL RATE	MONTHLY RATE	PSF RATE

1/1/26 – 6/30/26	$0	$0	$0
7/1/26 – 2/28/27	$4,199,153.00	$349,929.42	$35.50
3/1/27 – 2/29/28	$3,489,437.00	$290,786.42	$29.50
3/1/28 – 2/28/29	$3,594,120.11	$299,510.01	$30.39
3/1/29 – 2/28/30	$3,701,943.71	$308,495.31	$31.30
3/1/30 – 2/28/31	$3,813,002.02	$317,750.17	$32.24
3/1/31 – 2/29/32	$3,927,392.09	$327,282.67	$33.20
3/1/32 – 2/28/33	$4,045,213.85	$337,101.15	$34.20
3/1/33 – 2/28/34	$4,166,570.26	$347,214.19	$35.22
3/1/34 – 2/28/35	$4,291,567.37	$357,630.61	$36.28
3/1/35 – 2/29/36	$4,420,314.39	$368,359.53	$37.37
3/1/36 – 2/28/37	$4,552,923.82	$379,410.32	$38.49
3/1/37 – 2/28/38	$4,689,511.54	$390,792.63	$39.65
3/1/38 – 6/30/39	$4,830,196.89	$402,516.41	$40.83

The Base Rent during the Extension Terms will be determined in accordance with Section 4.1(b).

10A. Additional Rent: (a) Tenant’s Project Share of (i) Project Taxes, (ii) Project Insurance Costs and (iii) Project Operating Costs, (b) Tenant’s Building Share of (i) Building Taxes, (ii) Building Insurance Costs and (iii) Building Operating Costs, (c) Tenant’s Utility Costs, and/or (d) Other Additional Rent.

10B. Tenant’s Utility Costs: From and after the Base Rent Commencement Date, Tenant shall be responsible for the payment of the costs of all utility services provided to the Premises and/or the HVAC equipment and systems serving the Premises (“Tenant’s Utility Costs”), as provided in Section 4.6; provided, however, that if any equipment or systems serve the Premises or any portion thereof and other space in the Building other than the Premises, the cost of such utility services shall be reasonably allocated to the Premises, as determined by Landlord in accordance with Section 4.6.

10C. Other Additional Rent: Includes all fees, charges (including parking charges), expenses, fines, assessments, interest or other sums payable by Tenant pursuant to this Lease other than (a) Tenant’s Project Share of (i) Project Taxes, (ii) Project Insurance Costs and (iii) Project Operating Costs, (b) Tenant’s Building Share of (i) Building Taxes, (ii) Building Insurance Costs and (iii) Building Operating Costs and (c) Tenant’s Utility Costs due under this Lease.

11. Utilities: To be separately metered or submetered to the Premises, in accordance with Section 4.6 below.

12. Brokers: CBRE and JLL.

13A. Tenant’s Address for Notices, and Email Address and Taxpayer Identification No.:

For notices:

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Chief Financial Officer

Email: cfinn@forrester.com

with copies to:

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Chief Legal Officer

Email: rdarrah@forrester.com

and

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Melanie Applin

Email: mapplin@forrester.com

and:

Saul Ewing LLP

131 Dartmouth Street

Suite 501

Boston, MA 02116

Sally E. Michael, Esq.

Email: sally.michael@saul.com

For invoices:

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Melanie Applin

Email: mapplin@forrester.com

Tenant F.I.D.#04-2797789

13B. Landlord’s Address for Notices:

LS 200 CDP, LLC

c/o Healthpeak Properties, Inc.

1900 Main Street, Suite 500

Irvine, CA 92614

Attention: Scott Bohn

Email: sbohn@healthpeak.com

with a copy to:

LS 200 CDP, LLC

c/o Healthpeak Properties, Inc.

1900 Main Street, Suite 500

Irvine, CA 92614

Attention: Legal Department

and:

Goulston & Storrs PC

One Post Office Square, 25th Floor

Boston, MA 02109

Attention: Jean C. Bowe, Esq.

Email: jbowe@goulstonstorrs.com

LEASE

THIS LEASE (this “Lease”), made as of the 11th day of April, 2025 (the “Effective Date”), by LS 200 CDP, LLC, a Delaware limited liability company, and FORRESTER RESEARCH, INC., a Delaware corporation, is as follows.

W I T N E S S E T H:

ARTICLE I

CERTAIN DEFINITIONS

In addition to the words and terms defined elsewhere in this Lease, the following words and terms shall have the following meanings:

“Additional Rent” has the meaning given in Item 10A of the Summary of Basic Terms.

“Amenities Agreement” has the meaning set forth in Item 3C of the Summary of Basic Terms.

“Amenity Building” means any building constructed in the Project, all or substantially all of which is used to provide amenities for the Project.

“Bankruptcy Laws” means any existing or future bankruptcy, insolvency, reorganization, dissolution, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction, or any laws amendatory thereof or supplemental thereto, including, without limitation, the United States Bankruptcy Code of 1978, as amended (11 U.S.C. Section 101 et seq.), as any or all of the foregoing may be amended or supplemented from time to time.

“Base Rent” has the meaning given in Item 9 of the Summary of Basic Terms.

“Base Rent Commencement Date” has the meaning given in Item 5F of the Summary of Basic Terms.

“Base Rent Deferral Period” has the meaning given in Item 5E of the Summary of Basic Terms.

“Brokers” has the meaning given in Item 12 of the Summary of Basic Terms.

“Building” has the meaning given in Item 3B of the Summary of Basic Terms.

“Building Insurance Costs” means those Insurance Costs that directly relate to, or are primarily for the benefit of, the Building, as reasonably determined by Landlord.

“Building Operating Costs” means those Operating Costs that directly relate to, or are primarily for the benefit of, the Building, as reasonably determined by Landlord.

“Building Taxes” means those Taxes attributable to the value of the Building, as reasonably determined by Landlord.

“Building 100” means the building identified Building 100 on Exhibit B-1.

“Building 600” means the building identified as SXC Alewife Hotel LLC on Exhibit B-1.

“Buildings” means, collectively, the Building and the Other Buildings.

“Business Day” means Monday through Friday, except holidays. The term “holiday” means (a) the federal day of celebration of the following holidays: New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas, and (b) the Friday after Thanksgiving.

“Capital Operating Costs” means all costs of repairs, replacements and improvements hereafter made to the Building, the Common Areas or any system or element thereof that, under GAAP, would be capitalized.

“Commencement Date” has the meaning given in Item 5D of the Summary of Basic Terms.

“Common Areas” means all areas within or serving the Project, as reasonably designated by Landlord from time to time, located inside or outside of the Buildings, which are intended (a) for the non-exclusive common use of Landlord, Tenant and other tenants of portions of the Project and their respective Invitees and/or (b) to serve the Project, including but not limited to the Common Areas as defined in the Declaration and “F/F Facilities” (as defined in the Amenities Agreement). Common Areas include, without limitation, common lobbies of multi-tenant Buildings, common restroom facilities of multi-tenant Buildings, elevators and stairwells of multi-tenant Buildings, the Food Service Area, if any, sidewalks, the Parking Areas, access drives, landscaped areas, utility rooms, storage rooms and utility lines and systems and the Common Facilities. The Common Areas do not include interior areas of any Other Building, unless specifically designated by Landlord as being for tenants of the Project that are not tenants of such Other Building.

“Common Facilities” means those facilities, if any, located on the Project that are not intended for the use of a single tenant and that Landlord designates from time to time as “common facilities,” including, but not limited to, building systems, pipes, ducts, wires, conduits, meters, HVAC equipment and systems, electrical systems and equipment, plumbing lines and facilities, and mechanical rooms.

“Construction Period” shall mean the period of time between November 1, 2025 and November 30, 2026, as may be adjusted pursuant to the terms and conditions further set forth in the Lease.

“Core Building Amenities” has the meaning set forth in Section 2.7.

“Declaration” has the meaning given in Item 3C of the Summary of Basic Terms.

“Declaration Documents” has the meaning set forth in Item 3C of the Summary of Basic Terms.

“Designated First Offer Space” has the meaning set forth in Section 14.2.

“Economic Terms” has the meaning set forth in Section 14.2.

“Effective Date” has the meaning given in the introductory paragraph of this Lease.

“Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, Chapter 21E of the Massachusetts General Laws, all regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation (including any state or local board of health rules, regulation, or code), or any common law (including common law that may impose strict liability or liability based on negligence), which may relate to or deal with human health, the environment, natural resources, or Hazardous Materials, all as may be from time to time amended or modified.

“Event of Default” any of the events listed in Section 12.1.

“Excluded Items” means the following specific items: (a) the cost of alterations to space in the Buildings leased or leasable to others; (b) debt service and ground rent payments, interest on debt, and amortization payments on any mortgage or deed of trust or any other borrowing; (c) any cost or expenditure for which Landlord and/or Other Landlords are reimbursed by insurance proceeds or eminent domain proceeds, or by Tenant, other tenants of the Project, or any third parties; (d) costs for which Landlord and/or Other Landlords are reimbursed under warranties provided by contractors who have warranty obligations; (e) leasing commissions, attorneys’ fees and collection costs related to the negotiation and enforcement of tenant leases unless the matter involves enforcing compliance with Rules and Regulations or other standards or requirements for the benefit of all tenants of the Project; (f) the cost of providing gas and electric service to space leased or leasable to tenants; (g) expenses that are billed directly, or reasonably allocable exclusively, to any tenant of the Project; (h) salaries and bonuses of all officers and executives of Landlord and/or Other Landlords above the level of regional property manager; (i) the cost of any work or service performed on an extra-cost basis for any tenant of the Project, or which, pursuant to the terms of this Lease, would be billable on an extra-cost basis if provided to Tenant; (j) any cost otherwise included in Operating Costs representing an amount paid to a person or entity affiliated with Landlord and/or Other Landlords that is in excess of the amount that would have been paid on an arms’ length basis in the absence of such relationship, other than the property management fee provided for in the definition of Operating Costs; (k) any costs necessary to cure any violation of any Legal Requirement existing as of August 29, 2011, including any violation of Environmental Laws, and any costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Materials existing at the Project as of August 29, 2011 and not released by Tenant or any employee, contractor or agent of Tenant; (l) any Capital Operating Costs other than Permitted Capital Operating Costs; (m) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s and/or Other Landlords’ interest in the Project; (n) all income or corporate excise taxes assessed against Landlord and/or Other Landlords; (o) costs of developing and constructing any new building at the Project or any addition to or expansion of any of the Buildings; (p) costs of installation of all Common Areas used or designated for Amenities; (q) costs incurred due to a breach by Landlord of its obligations under this Lease; (r) costs for sculpture, decorations, paintings or other objects of art, other than incidental objects of art for the decoration of Common Areas; (s) any fines or fees for Landlord’s failure to comply with Legal Requirements; (t) political, charitable or civic contributions; (u) all costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Building and Project); (v) promotional and advertising expenses, commissions, finders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants; (w) any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel; (x) any costs incurred in connection with the original design, construction, landscaping and clean-up of the Building or Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the Common Areas, correction of defects in design and/or construction of the Building or Project including defective equipment; (y) special assessments or special taxes initiated as a means of financing improvements to the Building or Project and the surrounding areas thereof; (z) any reserves of any kind; and (aa) costs of performing Landlord’s maintenance and repair obligations and its provision of services to the extent such costs are incurred specifically and solely due to the use of portions of the Building or Other Buildings for laboratory, life sciences, research and development and similar uses (collectively, “Lab Uses”), as opposed to costs incurred by Landlord related to the Buildings’ use for general office purposes, common areas, amenities and similar uses (i.e., costs associated with additional cleaning, sanitization or additional utilities services provided to the Lab Uses in the Building or Other Buildings, and for improvements or alterations made to the electrical, HVAC, mechanical, plumbing, sanitary sewer, life safety or other systems serving the Building or Other Buildings as a specific result of their use for Lab Uses as opposed to general office uses, common areas, amenities and similar uses, shall not be included in Operating Costs for the purpose of determining Tenant’s Share thereof).

“Excusable Delay” means delay that is beyond the reasonable control of Landlord, including, without limitation, delay caused by, or resulting from, acts of God (including flood, earthquake, hurricane or other natural disaster), war, civil commotion, fire or other casualty, or atypically adverse weather conditions (based upon historical weather data) resulting in more than five cumulative lost work days. Excusable Delay shall not be construed to excuse Landlord from making any payments in a timely manner as set forth in this Lease or from performing any covenant or obligation imposed under this Lease by reason of the financial inability of Landlord. Landlord shall endeavor in good faith to give written notice of any circumstances that are or will become Excusable Delay as soon as reasonably practicable after Landlord recognizes the same; provided that Landlord’s right to claim Excusable Delay shall not be affected by any failure or delay by Landlord in giving such notice, except to the extent that Tenant is prejudiced by such failure or delay. Landlord shall use commercially reasonable due diligence to minimize the time period of any such Excusable Delay.

“Expansion Notice” has the meaning set forth in Article XV.

“Expansion Premises” has the meaning set forth in Article XV.

“Expansion Space” has the meaning set forth in Article XV.

“Extension Notice” has the meaning set forth in Section 2.4(b).

“Extension Term” means, as applicable, (a) the period of time beginning at 12:01 a.m. on July 1, 2039 and ending at 11:59 p.m. on June 30, 2049 and (b) the period of time beginning at 12:01 a.m. on July 1, 2049 and ending at 11:59 p.m. on June 30, 2059.

“Fair Market Rent” has the meaning set forth in Section 14.2.

“Final Budget” has the meaning set forth in Section 3.5(c).

“Final Retention” has the meaning set forth in Section 3.5(b)(i).

“First Offer Commencement Date” has the meaning set forth in Section 14.4.

“First Offer Exercise Notice” has the meaning set forth in Section 14.3.

“First Offer Notice” has the meaning set forth in Section 14.2.

“First Offer Space” has the meaning set forth in Section 14.1.

“First Offer Term” has the meaning set forth in Section 14.4.

“Floor Area” means, as of the date of determination, the leasable area of the Building, Other Buildings, Common Areas or Premises, as applicable, as determined by Landlord’s Architect.

“Food Service Area” means any space in any of the Buildings designated by Landlord and/or Other Landlords from time to time as a food service area for the non-exclusive common use of Tenant and other tenants of portions of the Project and their respective Invitees, rather than for the exclusive use of a single tenant or for the exclusive use of tenants of a single Building.

“Food Service Costs” means the total costs to Landlord and/or Other Landlords (net of any revenue realized by Landlord from food service operations) of providing food service in the Food Service Area, if any, including but not limited to any subsidy paid to a food service operator, all costs of operating, maintaining and repairing the Food Service Area (but excluding all costs of constructing any of the Food Service Areas and original installation of equipment therein) and all costs of utility services provided to the Food Service Area, and any such costs allocated to Landlord and/or Other Landlords pursuant to the Declaration Documents, in each case, whether directly or through the TRS.

“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.

“Hazardous Materials” means, at any time, (a) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (b) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (c) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), bio-medical materials or waste, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances that may be hazardous to human or animal health or the environment or that are listed or identified in, or regulated by, any Environmental Law; and (d) any additional substances or materials that at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Initial Term” means the period beginning at 12:01 A.M. on the Commencement Date and ending at 11:59 P.M. on June 30, 2039.

“Insurance Costs” means the costs of insuring the entire Project, including without limitation the Buildings and other improvements now or hereafter situated thereon, and all operations conducted in connection therewith, with such policies, coverages and companies and in such limits as reasonably may be selected by Landlord and/or Other Landlords (and/or that may be required by their lenders), including, but not limited to, fire insurance with extended or with all-risk coverage, comprehensive public liability insurance covering personal injury, deaths and property damage with a personal injury endorsement covering false arrest, detention or imprisonment, malicious prosecution, libel and slander, and wrongful entry or eviction, not more than two years of rent loss or business interruption insurance, worker’s compensation insurance, contractual liability insurance, environmental insurance, boiler insurance, and fidelity bonds, provided that such insurance is in an amount, of the type, and customary for first class office buildings in the market area of the Project. Notwithstanding anything to the contrary, Insurance Costs shall not include (i) the cost of any insurance coverage, whether or not required by a lender, which is related, in whole or in part, to (a) property or casualty insurance coverage in amounts greater than the replacement cost of the Project, or (b) lease enhancement insurance or other credit enhancement-related insurance; or (ii) any increase in Insurance Costs caused by a specific use of another tenant or by Landlord.

“Invitees” means employees, workers, visitors, guests, customers, suppliers, agents, contractors, representatives, licensees and other invitees.

“Lab Uses” has the meaning set forth in the definition of Excluded Items.

“Land” has the meaning given in Item 3C of the Summary of Basic Terms.

“Land Court” has the meaning set forth in Item 3C of the Summary of Basic Terms.

“Landlord” means LS 200 CDP, LLC, a Delaware limited liability company, its successors and assigns.

“Landlord’s Amenity Work” has the meaning set forth in Section 2.7.

“Landlord’s Facility Work” has the meaning set forth in Section 2.5.

“Landlord’s Shaft Work” has the meaning set forth in Section 2.5.

“Landlord’s Work” has the meaning set forth in Section 2.7.

“Leasable Square Footage” means, (a) when used with respect to the Premises, the sum of (i) the Floor Area of the Premises, plus (ii) Tenant’s Building Share of the Floor Area of the Common Areas of the Building, and (b) when used with respect any of the Buildings, the Floor Area of such Buildings.

“Lease Term” means the Initial Term and, if Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b), each Extension Term as to which Tenant so exercises such right.

“Lease Year” means the 12 month period beginning on the Base Rent Commencement Date and on each anniversary of the Base Rent Commencement Date throughout the Lease Term; provided that if the Base Rent Commencement Date occurs on a date other than the first day of a month, the first Lease Year shall consist of the portion of the calendar month in which the Base Rent Commencement Date occurs and the next subsequent 12 calendar months, and the first day of each Lease Year thereafter shall be the first day of the month after the month in which the Base Rent Commencement Date occurs.

“Legal Requirements” means all applicable laws, statutes, rules, regulations and requirements of governmental authorities, including, but not limited to, zoning laws and building codes, permits and approvals (including without limitation, the Master Special Permit), the Declaration Documents, and any amendments, modifications or changes to any of the foregoing.

“Master Special Permit” means the special permit for the Project, as evidenced of record by the following: (i) Notice of Decision and Special Permit Decision No. PB 198, dated October 19, 2004, filed with the Cambridge City Clerk’s office on November 4, 2004, recorded with the Registry at Book 44214, Page 304, and filed with the Land Court as Document No. 1357501 on December 1, 2004; (ii) Notice of Decision, PB 198 Minor Amendment #1, dated March 1, 2005, filed with the Cambridge City Clerk on April 8, 2005, recorded with the Registry at Book 44968, Page 403, and filed with the Land Court as Document No. 1370387 on April 8, 2005, (iii) Notice of Decision, PB 198 Minor Amendment #2, dated October 20, 2009, filed with the Cambridge City Clerk on December 3, 2009, filed with the Land Court as Document No. 1519909 on December 3, 2009; (iv) Notice of Decision, PB 198 Amendment #3 (Major), dated October 21, 2014, filed with the Cambridge City Clerk on December 1, 2014, recorded with the Registry at Book 65188, Page 42, and filed with the Land Court as Document No. 1696019; (v) Notice of Decision, PB 198 Amendment #4 (Minor), dated October 21, 2014, filed with the Cambridge City Clerk on December 1, 2014, recorded with the Registry at Book 65188, Page 59, and filed with the Land Court as Document No. 1696020; and (vi) Notice of Determination (Revised w/clerical corrections), PB 198 Amendment #5 (Minor), dated May 3, 2016, filed with the Cambridge City Clerk on May 18, 2016, recorded with the Registry at Book 67779, Page 292, and filed with the Land Court as Document No. 1737380.

“Minimum Monthly Parking Charge” has the meaning set forth in Section 2.3(c).

“OFAC” has the meaning set forth in Section 13.15.

“Operating Costs” means all costs, expenses and disbursements of every kind and nature (except Taxes and Insurance Costs) that Landlord and/or Other Landlords shall pay or become obligated to pay in connection with operating, managing, maintaining, repairing or replacing the Project or elements thereof, all as reasonably determined by Landlord, including such costs, expenses and disbursements, other than Excluded Items, as are allocated to Landlord and/or Other Landlords pursuant to the Declaration. Operating Costs shall include, by way of illustration, but not be limited to: all charges payable by Landlord and/or Other Landlords in connection with the maintenance and repair of the Project; all charges payable by Landlord and/or Other Landlords to provide janitorial service to the Project; all charges payable by Landlord and/or Other Landlords in connection with the maintenance, repair and replacement of HVAC equipment and systems; all charges payable by Landlord and/or Other Landlords to provide utility services to the Project; all costs related to the operation of any shuttle or other transportation service between the Project and public transportation stations; all costs of providing lighting and any other security for the footpath between the Project and the Alewife MBTA station; all costs incurred in connection with traffic mitigation and/or compliance with the PTDM Plan for the Project and any other transportation demand management plans and/or applicable Legal Requirements in connection with traffic mitigation and/or transportation demand management; all costs related to any police details at any entrances to the Project; all costs related to removal of trash, debris, and refuse; all costs related to removal of snow and ice; all costs of pest and vermin control; all costs of providing, maintaining, repairing and replacing of paving, curbs, walkways, landscaping, planters, roofs, walls, drainage, utility lines, security systems and other equipment; all costs of painting the exterior and Common Areas of the Building; all costs of lighting, cleaning, waterproofing, repairing and maintaining Common Areas, Common Facilities and other portions of the Project; all costs of licenses, permits and inspection fees, except to the extent directly attributable to the space of a particular tenant or arising in connection with new improvements or alterations or the construction of the Other Buildings; all legal, accounting, inspection and consulting fees which are directly attributable to, and necessary or appropriate for, the operation of the Project; all costs of maintaining LEED or similar certification of the Building; all Permitted Capital Operating Costs; all costs of wages, salaries and benefits of operating personnel engaged in managing and operating the Project up to and including the level of regional property manager (to the extent such costs of such regional property manager are reasonably allocable to the Building, such allocation to be made by Landlord on a pro rata basis where the numerator is the size of the Building and the denominator is the size of all the buildings managed by such property manager, or using similar methodology), including welfare, retirement, and other reasonable and customary compensation and fringe benefits and payroll taxes; the Food Service Costs; all costs for communications devices and/or services used in managing and operating the Project, to the extent reasonably allocable to the Project; the amount of any insurance deductible paid by Landlord and/or Other Landlords in connection with an insured loss, provided that such insurance deductible shall not be in excess of $50,000.00 or such greater amount to which Landlord and/or Other Landlords might hereafter increase its or their insurance deductible in its or their commercially reasonable discretion; community outreach costs not exceeding $25,000 in any calendar year; and a property management fee equal to 3.25% of gross rents for the Building (that may be paid to an affiliate of Landlord). However, notwithstanding the above, none of the Excluded Items shall be included in Operating Costs. Operating Costs shall be “net” only and shall therefore be reduced by all cash discounts, trade discounts, quantity discounts, rebates, refunds, credits, or other amounts received by Landlord or Landlord’s managing agent, including any such related amounts from tenants of the Project (other than as a tenant’s share thereof), for its purchase of or provision of any goods, utilities, or services.

“Other Additional Rent” has the meaning given in Item 10C of the Summary of Basic Terms.

“Other Buildings” means the buildings other than the Building located in the Project from time to time, including any building hereafter developed and constructed in the Project and excluding any building hereafter demolished. A building hereafter developed and constructed in the Project will be included in the Other Buildings from and after such time as a certificate of occupancy is issued for such building. A building hereafter demolished will be excluded from the Other Buildings from and after such time as such building is unoccupied and is designated for demolition by Landlord.

“Other Landlords” means, collectively, (a) the owner, from time to time, of Building 100, (b) the owner, from time to time, of Parking Garage A, (c) the owner, from time to time, of Building 600, (d) the owner, from time to time, of Parking Garage B, (e) the owner of any Amenity Building, and (f) each “Additional Party” (as defined in the Declaration Documents).

“Outside Core Building Amenities Completion Date” has the meaning set forth in Section 2.7.

“Outside Equipment” means a generator and telecommunications transmission and receiving equipment, including satellite dishes, antennae, microwave dishes and temporary microwave links, to be installed by or for Tenant for use in Tenant’s business.

“Over Allowance Amount” has the meaning set forth in Section 3.5(c).

“Parcel 200” means the portion of the Land on which the Building is located as shown on Exhibit B-1.

“Parking Areas” means those Common Areas that may be used for parking, as such areas may be changed by Landlord and/or Other Landlords from time to time. The current Parking Areas include Parking Garage A and Parking Garage B.

“Parking Garage A” means the building identified as such on Exhibit B.

“Parking Garage B” means the building on “Parcel Garage B” as shown on the Site Plan.

“Permitted Capital Operating Costs” means, for any calendar year, the amortized portion of Capital Operating Costs that (i) serve to reduce other Operating Costs, or (ii) are required by Legal Requirements first made applicable to the Project after August 29, 2011; provided that, for purposes of this definition of

Permitted Capital Operating Costs, (x) the amortization of Capital Operating Costs shall be determined on a straight-line basis over the expected useful life of the item(s) in question in accordance with GAAP based upon and including interest at Landlord’s then cost of funds, and (y) the annual amortization of Capital Operating Costs that qualify as Permitted Capital Operating Costs under clause (b)(i) above, but not under clauses (b)(ii) and (b)(iii) above, shall not exceed the annual savings resulting from the repairs, replacements and improvements for which such Capital Operating Costs were incurred.

“Permitted Transferee” means (a) an entity controlling, controlled by or under common control with Tenant, (b) an entity that succeeds to Tenant’s business by merger, consolidation or other form of corporate reorganization, or (c) an entity that acquires all or substantially all of Tenant’s assets or stock; provided that an entity may not become a Permitted Transferee through or as a part of a bankruptcy or other similar insolvency proceeding.

“Permitted Use” has the meaning given in Item 6 of the Summary of Basic Terms.

“Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, or entity, including any governmental authority.

“PMA” has the meaning set forth in Section 3.5(b)(iv).

“Premises” has the meaning given in Item 3A of the Summary of Basic Terms.

“Prime Rate” means the prime rate announced from time to time by Bank of America, N.A. (or any successor).

“Prohibited Person” has the meaning set forth in Section 13.15.

“Project” has the meaning given in Item 3C of the Summary of Basic Terms.

“Project Insurance Costs” means all Insurance Costs other than (a) Building Insurance Costs and (b) Insurance Costs that relate solely to, or are primarily for the benefit of, any of the Other Buildings, as reasonably determined by Landlord.

“Project Operating Costs” means all Operating Costs other than (a) Building Operating Costs and (b) Operating Costs that relate solely to, or are primarily for the benefit of, any of the Other Buildings, as reasonably determined by Landlord.

“Project Taxes” means those Taxes attributable to the value of the Land, expressly excluding the Building Taxes.

“Registry” has the meaning set forth in the definition of “Project” in Item 3C of the Summary of Basic Terms.

“Requested Work Delay” has the meaning set forth in Section 2.7.

“Right of First Offer” has the meaning set forth in Section 14.1.

“Rules and Regulations” means the rules and regulations promulgated by Landlord and Other Landlords with respect to the Project, a copy of which is Exhibit F hereto, as the same may be modified from time to time as provided in Section 7.12.

“Scheduled Core Building Amenities Completion Date” has the meaning set forth in Section 2.7.

“SNDA Agreement” means an agreement, typically referred to as a Subordination, Non-Disturbance and Attornment Agreement, to which Tenant and the holder of any mortgage, or a ground lessor of any ground lease, encumbering the Building are parties, pursuant to which, among other things, this Lease is subordinated to the applicable mortgage or ground lease, the mortgagee or ground lessor agrees not to disturb Tenant’s possession of the Premises pursuant to the terms of this Lease so long as no Event of Default exists, and Tenant agrees to attorn to the purchaser pursuant to any foreclosure of the mortgage or deed in lieu of foreclosure or to the ground lessor.

“Specially Designated National and Blocked Person” has the meaning set forth in Section 13.15.

“Specialty Alteration” has the meaning set forth in Section 3.3.

“Substitute Landlord” has the meaning given in Section 2.10.

“Summary of Basic Terms” means the Summary of Basic Terms that is affixed to this Lease immediately after the table of contents of this Lease.

“Superior Rights” has the meaning set forth in Section 14.1.

“Tax Fiscal Year” means July 1 through June 30 next following, or such other tax period as may be established by law for the payment of Taxes.

“Taxes” means (a) all taxes, assessments, betterments and charges including general, special, ordinary and extraordinary, or any other charges (including charges for the use of municipal services if billed separately from other taxes), levied, assessed or imposed at any time by any governmental authority upon or against the Land (including without limitation, any of the foregoing allocated to the Building under the Declaration Documents), the Buildings, or the fixtures, signs and other improvements thereon then comprising the Project and (b) all attorneys’ fees, appraisal fees and other fees, charges, costs and/or expenses incurred in connection with any proceedings related to the amount of the Taxes, the tax classification and/or the assessed value of the Project. This definition of Taxes is based upon the present system of real estate taxation in the Commonwealth of Massachusetts; if taxes upon rentals or any other basis shall be substituted, in whole or in part, for the present ad valorem real estate taxes, the term “Taxes” shall be deemed changed to the extent to which there is such a substitution for the present ad valorem real estate taxes. For purposes of this definition of Taxes, if assessments may be paid in installments, only the current installments of such assessments shall be included in Taxes. In no event shall Taxes include any (i) municipal, state or federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Project; or (iv) except as otherwise provided above (that is, as a substitute for the present ad valorem real estate taxes), any income, profits or revenue tax, assessment or charge imposed upon the Rent payable by Tenant under this Lease.

“Tenant” means Forrester Research, Inc., a Delaware corporation, its permitted successors and permitted assigns.

“Tenant Competitors” has the meaning set forth in Section 13.17(a).

“Tenant Contribution” has the meaning set forth in Section 3.5(c).

“Tenant Delay” means actual delay in the performance of Landlord’s Work that is caused by (a) Tenant’s failure to perform, or delay in performance of, any obligation which Tenant is required to perform under this Lease, beyond expiration of the date expressly set forth herein when such performance from Tenant is due, (b) Tenant’s or Tenant’s Invitees’ interference with Landlord’s Work (including due to Tenant’s occupancy of any space on the first, second or third floors of the Building after June 1, 2026), or changes to or delays in the schedule of Landlord’s Work caused by a change to the scope of Landlord’s Work requested by Tenant (as opposed to a Requested Work Delay), provided that such failure or delay of Tenant as set forth in subsection (a) or (b) above shall not constitute a Tenant Delay until and unless Landlord has given Tenant written notice advising Tenant (i) that a Tenant Delay is occurring or will occur, (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring or will occur, and (iii)

the actions which Landlord believes that Tenant should take to eliminate or minimize such Tenant Delay, and three (3) business days has elapsed following delivery of such notice from Landlord without Tenant taking action to address the cause of such delay.

“Tenant Improvement Allowance” has the meaning set forth in Item 4A of the Summary of Basic Terms.

“Tenant Improvement Allowance Items” has the meaning set forth in Section 3.5(a).

“Tenant Improvements Costs” means all costs of designing and performing the Tenant Improvements Work.

“Tenant Improvements Plans” means the plans and specifications for the Tenant Improvements Work, to be prepared and adopted as provided in Section 3.1, and shall include Tenant’s construction drawings, as the same may be modified from time to time pursuant to the terms of this Lease.

“Tenant Improvements Work” means the alterations and improvements to be made to the Premises to prepare the Building for Tenant’s occupancy.

“Tenant’s Agents” has the meaning set forth in Section 3.5(b)(i).

“Tenant’s Building Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Building. The percentage determined by the preceding sentence shall be rounded up to the nearest one-tenth of one percent (0.1%). Initially, Tenant’s Building Share shall be 58.6% (118,286/201,856). Tenant’s Building Share shall be recalculated at any time that the Leasable Square Footage of either the Premises or the Building is changed.

“Tenant’s Contribution” has the meaning set forth in Section 3.5(b)(i).

“Tenant’s Invitees” means Tenant and its employees, Invitees, assignees, subtenants, and any Person claiming by or under Tenant or for whom Tenant is responsible

“Tenant’s Project Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Project; provided, however, that for purposes of determining Tenant’s Project Share of the Food Service Costs, Tenant’s Project Share means the amount (expressed as a percentage) equal to (i) the Floor Area of the Premises divided by (ii) the Floor Area of all leased and occupied space in the Buildings entitled to use such Food Service Areas pursuant to the Declaration Documents. The percentage determined by the preceding sentence shall be rounded to the nearest one-hundredth of one percent (0.01%). Initially, Tenant’s Project Share (other than with respect to Food Service Costs) shall be 16.92% (118,286/699,105). Tenant’s Project Share shall be recalculated at any time at which the Leasable Square Footage of either the Premises or the Leasable Square Footage of the Project is changed, and Tenant’s Project Share with respect to Food Service Costs shall be recalculated upon each change in the level of occupancy of the Buildings.

“Tenant’s Share” means, as applicable, Tenant’s Building Share or Tenant’s Project Share.

“Tenant’s Utility Costs” has the meaning given in Item 10B of the Summary of Basic Terms.

“Third Party Contractor” has the meaning given in Section 3.2.

“Third Party Lease” has the meaning set forth in Section 14.3.

“TRS” has the meaning set forth in Section 4.5.

ARTICLE II

LEASE OF PREMISES

Section 2.1 Lease of the Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon and subject to (i) the terms and provisions of this Lease, (ii) all zoning ordinances and other Legal Requirements, and (iii) the Declaration and all other easements, restrictions, and conditions of record. Reference is made to the fact that Tenant is in possession of the Premises pursuant to a Lease dated as of September 29, 2009. Whereas Tenant is in possession of the Premises as of the Effective Date, except as expressly set forth in this Lease: (a) Tenant agrees to accept possession of the Premises in the condition in which the Premises are in on the Commencement Date, in its “as is,” “where is” condition, without any obligation on the part of Landlord to prepare or construct the Premises; and (b) without any warranty or representation by Landlord as to the condition of the Premises or the Building.

Section 2.2 Common Rights. The Premises are leased subject to, and with the benefit of, the non‑exclusive right to use in common with others at any time entitled thereto the Common Areas and Common Facilities for all such purposes as such areas may be reasonably designated, but only in connection with lawful business in the Building and in accordance with the Rules and Regulations. Landlord and/or Other Landlords shall have the right from time to time to designate or change the number, locations, size or configuration of the Buildings, including, without limitation, the Common Areas, exits and entrances, and to modify or replace the Common Facilities, and to permit expansion and new construction therein, provided that the same would not have a material adverse effect on Tenant’s use and enjoyment of the Premises. Tenant shall not have the right to use those portions of the Common Areas designated from time to time by Landlord and/or Other Landlords as for the exclusive use of one or more other tenants, provided that Landlord shall not, and shall not permit any Other Landlords to, make such a designation as would materially adversely affect Tenant’s use and enjoyment of the Premises. Landlord may, but shall not be required to, provide or share in “Amenity Facilities” (as defined in the Declaration) and/or “F/F Facilities” (as defined in the Amenities Agreement) as Common Areas within the Project from time to time; provided, however, that, pursuant and subject to the terms and provisions of this Lease and the Declaration Documents, Tenant shall have the right, in common with others entitled thereto, to use the existing Food Service Area and fitness center located in the Building for such time as such Food Service Area and/or fitness center (as applicable) are Amenity Facilities and/or F/F Facilities and Landlord has the right to use such areas pursuant to the Declaration Documents. Notwithstanding the foregoing, the Core Building Amenities to be provided by Landlord as part of Landlord’s Work are a material inducement for Tenant, and those Core Building Amenities shall remain available to Tenant as more particularly set forth in Section 2.7 below.

Section 2.3 Parking.

(a) General. Subject to the Rules and Regulations, Tenant's Invitees are authorized to use 1.5 parking spaces per 1,000 square feet of the Premises (179 parking spaces if the Leasable Square Footage of the Premises is 118,286 square feet) in Parking Garage A, in common with Landlord, other tenants of the Project and the general public from time to time. Tenant shall pay to or at the direction of Landlord and otherwise in accordance with the provisions of the Master Special Permit, a daily or monthly parking charge, in addition to Base Rent, for each parking space that Tenant is authorized to use based on the fair market charge for similar spaces in the market area of the Project, as determined and adjusted by from time to time. If and to the extent required by the City of Cambridge, Tenant will directly charge Tenant's employees using the parking spaces allocated to Tenant at the market rate for those parking spaces, but not in any event less than the parking charges for such spaces provided for in this Section 2.3(a).

(b) Restrictions. Tenant shall not (i) permit any of Tenant’s Invitees (other than visitors) to park in spaces designated as “visitor” spaces, (ii) permit any of Tenant’s Invitees to park in spaces designated as “reserved” spaces (unless reserved for Tenant), (iii) permit the total number of passenger automobiles, vans and motorcycles parked in Parking Garage A by Tenant’s Invitees, at any time, to exceed 1.5 per 1,000 square feet of the Premises, and (iv) except for delivery trucks using designated loading and unloading facilities, permit any of Tenant’s Invitees to park any vehicle on the

Project other than passenger automobiles, vans, or motorcycles. Landlord and/or Other Landlords may, from time to time, designate one or more spaces in the Parking Areas as reserved for the exclusive use of one or more of the tenants of the Project and/or for Landlord’s and/or Other Landlords’ Invitees; provided that no such reservation of exclusive parking spaces shall infringe on Tenant’s rights hereunder. Landlord and/or Other Landlords may, by the Rules and Regulations and in order to facilitate the orderly use of the Parking Areas, designate certain Parking Areas as being primarily for the use of tenants of one or more Buildings, and such a designation shall not trigger an obligation by Landlord to designate any spaces in the Parking Areas as reserved for the exclusive use of Tenant.

(c) Usage Based Parking. Without limiting the foregoing, the parking charges for Tenant’s Parking Allocation shall be based on the number of parking spaces used by Tenant’s Invitees on any particular day, based on the daily market rate for parking in Parking Garage A; provided, however, in no event shall Tenant’s parking charge for any month be less than $20,000 (the “Minimum Monthly Parking Charge”) regardless of the number of parking spaces used in that month by Tenant’s Invitees. Tenant shall have the option to convert any portion of Tenant’s Parking Allocation to a monthly market rate for parking, but the Minimum Monthly Parking Charge shall continue to apply. As of the Effective Date, the current daily market rate is $9/day and the current monthly market rate is $150/month, both of which are subject to change consistent with the prevailing market rates in the vicinity of the Building from time to time, but not more than once annually. Notwithstanding the foregoing, prior to any increase in the daily parking rate applicable to Parking Garage A, Landlord shall provide to Tenant reasonable back up documentation regarding the then-prevailing market rates for parking in the vicinity of the Building. For clarity, throughout the Term, daily charges for parking will be calculated based on a per day rate, meaning that daily rate users will be allowed to enter and exit the parking garage multiple times each day and will have the benefit of “in/out” privileges on any given day, i.e., they will only be charged such daily rate once per day, notwithstanding multiple entries and exits on that day.

(d) Additional Parking. In addition, Landlord shall make available, or cause to be made available, to Tenant from time to time any additional available parking spaces in the Parking Areas on a daily basis to the extent permitted by Legal Requirements and the Master Special Permit, provided that such parking spaces are not (i) committed to other occupants of the Project, (ii) reasonably required for use in connection with any construction or demolition activity, or (iii) reasonably required for use in connection with the maintenance, repair and/or management of any portion of the Project.

Section 2.4 Lease Term; Extension Terms.

(a) The Lease Term shall commence at 12:01 A.M. on the Commencement Date and shall end at 11:59 P.M. on the last day of the Initial Term, unless Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b).

(b) Provided that (i) an Event of Default does not then exist, and (ii) Tenant shall not have assigned the Lease (other than to a Permitted Transferee) or sublet more than fifty percent (50%) of the Premises for the remainder of the Initial Term or of the first Extension Term (if Tenant has previously delivered an Extension Notice exercising such option), Tenant shall have the right to extend the Lease Term for two (2) periods of ten (10) years each by giving Landlord written notice (an “Extension Notice”) specifying each such extension, which notice must be received by Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration date of the Initial Term or then current Extension Term, as applicable. If such an extension becomes effective, the Lease Term shall be automatically extended upon the terms and conditions hereof except that (x) Base Rent shall be payable for such Extension Term as provided in Section 4.1(b), and (y) there shall be no further right to extend or renew beyond the second Extension Term.

Section 2.5 Landlord’s Modification to Common Facilities. Landlord shall have the right, at Landlord’s sole cost and expense, to make certain modifications to the Building and its Common Facilities required to allow for laboratory and/or research and development uses on the first and/or second floors of the Building, including, but not limited to allowing for shaft space within the Premises (collectively, “Landlord’s Facility Work”). The plans for the shaft space to be constructed by Landlord within the Premises

(‘Landlord’s Shaft Work”) as part of Landlord’s Facility Work, which have been approved by Landlord and Tenant, are shown on the plans attached hereto as Exhibit D, which plans also contain an alternate location for one shaft. Within sixty (60) days after the Effective Date, Landlord shall notify Tenant if Landlord has elected to construct the alternate shaft location for the shaft space. During the Construction Period, Landlord shall have reasonable access to the Premises to perform Landlord’s Shaft Work and shall coordinate such work with Tenant; provided Landlord shall use all reasonable efforts to minimize disruption of Tenant’s use of the Premises caused by Landlord’s Shaft Work, and in the event that Tenant does not fully vacate the Premises during the Construction Period and remains in occupancy for the operation of its business in all or a portion of the Premises, then Landlord will Perform Landlord’s Shaft Work on weekends and outside of normal business hours on weekdays. The parties acknowledge and agree that if the schedule for Tenant’s performance of the Tenant Improvements Work changes such that Tenant will be in occupancy of all or a portion of the Premises at the time that Landlord is scheduled to perform Landlord’s Shaft Work, Tenant shall provide Landlord with as much advance notice as is possible of such change and Landlord shall then perform Landlord’s Shaft Work at the time that Tenant is either not in occupancy of the Premises or is otherwise performing the Tenant Improvements Work, but in all events Landlord shall be permitted to perform the shaft work by not later than October 31, 2026 even if Tenant remains in occupancy of areas of the Premises. The parties acknowledge that given the nature of Landlord’s Shaft Work the parties will work to coordinate Landlord’s Shaft Work with the Tenant Improvements Work. In addition, the parties agree to work together to coordinate an option for Landlord to Landlord’s Shaft Work early, following the Effective Date, before Tenant begins the Tenant Improvement Work if Tenant is not actively occupying certain areas of the Premises. In the event Landlord elects not to install such shaft or shafts, the number of rentable square feet in the Premises shall be increased by 525 square feet, and upon request by either party, the parties shall reasonably promptly thereafter execute an amendment to the Lease setting forth the new rentable square feet in the Premises. Landlord shall promptly repair any damage to the Premises caused by Landlord’s Shaft Work at Landlord’s sole cost and expense.

Section 2.6 Lease Amendment. If, pursuant to any provision of this Lease, there results a change in (or, in the case of the Commencement Date or the Base Rent Commencement Date, the confirmation of) any of the terms or amounts in the Summary of Basic Terms (including, without limitation, the Leasable Square Footage of the Premises, the Leasable Square Footage of the Building, the Leasable Square Footage of the Project, the Base Rent, Tenant’s Building Share or Tenant’s Project Share) then in effect, Landlord and Tenant will promptly execute a written amendment to, and restatement of, the Summary of Basic Terms, substituting the changed (or confirmed) terms and recomputed amounts in lieu of each of the applicable terms and amounts then in effect that have been changed.

Section 2.7 Building Amenities .

(a) During the Construction Period, Landlord shall perform the upgrades to certain amenities in the Building, an initial conceptual plan for which is as set forth on Exhibit E (“Landlord’s Amenity Work”, and together with Landlord’s Facility Work, “Landlord’s Work”). Landlord will more fully develop the plans for Landlord’s Amenity Work after the Effective Date and keep Tenant informed of material updates to the plan for Landlord’s Amenity Work. The cafeteria, fitness facility, conference room and landscaping included in Landlord’s Amenity Work are referred to herein as the “Core Building Amenities”. Tenant will notify Landlord whether Tenant will elect to vacate the Premises during the Construction Period or to remain in occupancy for the operation of its business in all or a portion of the Premises during the Construction Period by not later than June 30, 2025.

(b) In the event that Tenant vacates the Premises during the Construction Period, then Landlord will use commercially reasonable efforts to substantially complete the Core Building Amenities, as evidenced by obtaining a temporary certificate of occupancy therefor, by the date (the “Scheduled Core Building Amenities Completion Date”) which is the later of (i) December 1, 2026 and (ii) six (6) months after the date on which Tenant has fully surrendered possession of the first floor of the Building to Landlord in accordance with the Third Amendment to Lease dated as of the date hereof by and between Landlord and Tenant with respect to the prior lease in effect for the Premises. Landlord shall not be liable for any failure to substantially complete the Core Building Amenities by any particular date, and no such failure shall impair the validity of this Lease or extend the Lease Term. The parties acknowledge that Landlord expects that the Core Building Amenities will be substantially open for operation approximately ninety (90) days after the issuance of a temporary certificate of occupancy. Notwithstanding the foregoing:

(i) if the Core Building Amenities have not been substantially completed and substantially open for operation by the date which is seven (7) months after the Scheduled Core Building Amenities Completion Date (as such date shall be extended for Tenant Delay and/or Excusable Delay, the “First Outside Core Building Amenities Date”), then for and with respect to each day between the First Outside Core Building Amenities Date and the earlier of (x) the Second Outside Core Amenities Date (as hereinafter defined) and (y) the date on which the Core Building Amenities are substantially completed and substantially open for operation, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Base Rent next becoming payable under the Lease in an amount equal $73,500.00 per month, prorated on a daily basis; and

(ii) if the Core Building Amenities have not been substantially completed and substantially open for operation by the date which is twelve (12) months after the Scheduled Core Building Amenities Completion Date (as such date shall be extended for Tenant Delay and/or Excusable Delay, the “Second Outside Core Building Amenities Date”), then for and with respect to each day between the Second Outside Core Building Amenities Date and the earlier of (x) the Termination Notice Date (as hereinafter defined) and (y) the date on which the Core Building Amenities are substantially completed and substantially open for operation, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Base Rent next becoming payable under the Lease in an amount equal to the daily Base Rent payable by Tenant under the Lease; and

(iii) if the Core Building Amenities have not been substantially completed and substantially open for operation by the date which is eighteen (18) months after the Scheduled Core Building Amenities Completion Date (as such date shall be extended for Tenant Delay and/or Excusable Delay, the “Termination Notice Date”), then Tenant may elect, as its sole and exclusive remedy on account thereof, to terminate the Lease by giving Landlord a written notice (a “Termination Notice”), which Termination Notice may be given not earlier than the Termination Notice Date and not later than sixty (60) days following the Termination Notice Date, with such termination to be effective on the date which is specified in the Termination Notice and may be between twelve (12) and eighteen (18) months after the delivery of such Termination Notice; provided however, Landlord shall have the right to vitiate Tenant’s said termination of the Lease if, by the sixtieth (60th) day immediately following delivery of Tenant’s Termination Notice, Landlord notifies Tenant that substantial completion of the Core Building Amenities has occurred and the Core Building Amenities are substantially open for operation. If Tenant validly terminates the Lease in accordance with the foregoing provisions, the Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder.

(c) In the event that Tenant does not fully vacate the Premises during the Construction Period and remains in occupancy for the operation of its business in all or a portion of the Premises, then Landlord will use commercially reasonable efforts to substantially complete the Core Building Amenities, as evidenced by obtaining a temporary certificate of occupancy therefor, by the date (the “Extended Scheduled Core Building Amenities Completion Date”) which is the later of (i) June 1, 2027 and (ii) twelve (12) months after the date on which Tenant has fully surrendered possession of the first floor of the Building to Landlord in accordance with the Third Amendment to Lease dated as of the date hereof by and between Landlord and Tenant with respect to the prior lease in effect for the Premises. Landlord shall not be liable for any failure to substantially complete the Core Building Amenities by any particular date, and no such failure shall impair the validity of this Lease or extend the Lease Term. Notwithstanding the foregoing,

(i) if the Core Building Amenities have not been substantially completed and substantially open for operation by the date which is seven (7) months after the Extended Scheduled Core Building Amenities Completion Date (as such date shall be extended for Tenant Delay, Requested Work Delay and/or Excusable Delay, the “First Outside Extended Core Building

Amenities Date”), then for and with respect to each day between the First Outside Extended Core Building Amenities Date and the earlier of (x) the Second Extended Outside Core Amenities Date (as hereinafter defined) and (y) the date on which the Core Building Amenities are substantially completed and substantially open for operation, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Base Rent next becoming payable under the Lease in an amount equal $73,500.00 per month, prorated on a daily basis.

(ii) if the Core Building Amenities have not been substantially completed and substantially open for operation by the date which is twelve (12) months after the Extended Scheduled Core Building Amenities Completion Date (as such date shall be extended for Tenant Delay, Requested Work Delay and/or Excusable Delay, the “Second Outside Extended Core Building Amenities Date”), then for and with respect to each day between the Second Extended Outside Core Building Amenities Date and the earlier of (x) the Extended Termination Notice Date (as hereinafter defined) and (y) the date on which the Core Building Amenities are substantially completed and substantially open for operation, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Base Rent next becoming payable under the Lease in an amount equal to the daily Base Rent payable by Tenant under the Lease; and

(iii) if the Core Building Amenities have not been substantially completed and substantially open for operation by the date which is eighteen (18) months after the Scheduled Extended Core Building Amenities Completion Date (as such date shall be extended for Tenant Delay, Requested Work Delay and/or Excusable Delay, the “Extended Termination Notice Date”), then Tenant may elect, as its sole and exclusive remedy on account thereof, to terminate the Lease by giving Landlord a Termination Notice, which Termination Notice may be given not earlier than the Termination Notice Date and not later than sixty (60) days following the Termination Notice Date, with such termination to be effective on the date which is specified in the Termination Notice and may be between twelve (12) and eighteen (18) months after the delivery of such Termination Notice; provided however, Landlord shall have the right to vitiate Tenant’s said termination of the Lease if, by the sixtieth (60th) day immediately following delivery of Tenant’s Termination Notice, Landlord notifies Tenant that substantial completion of the Core Building Amenities has occurred and the Core Building Amenities are substantially open for operation. If Tenant validly terminates the Lease in accordance with the foregoing provisions, the Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder.

(d) Notwithstanding the foregoing, in the event that solely as a result of Landlord’s failure to substantially complete Landlord’s Amenity Work by the Outside Core Building Amenities Date or the Outside Extended Core Building Amenities Date, whichever is applicable, Tenant is unable to occupy the Premises for the conduct of its business, then, in lieu of the rent credits described above and as it sole and exclusive remedy on account thereof, for and with respect to each day between the Outside Core Building Amenities Date or the Outside Extended Core Building Amenities Date, as applicable, and the date on which Tenant is able to occupy the Premises for the conduct of its business, Tenant shall receive a credit against the Base Rent next becoming payable under the Lease in an amount equal to the daily Base Rent payable by Tenant under the Lease.

(e) In the event that Tenant does not fully vacate the Premises during the Construction Period and remains in occupancy for the operation of its business in all or a portion of the Premises, then during the performance of Landlord’s Amenity Work for the Core Building Amenities, Landlord shall only perform so-called noisy work (which includes the use of pneumatic hammer drills, core drilling and the use of powder actuated tools) between the hours of 5 a.m. and 9 a.m. on weekdays and at any time on weekends. Landlord shall be permitted to perform typical construction work (other than the foregoing exceedingly noisy work) during normal business hours. In addition, if Tenant requests that Landlord temporarily pause or reschedule certain elements of Landlord’s Amenity Work due to particular circumstances of Tenant’s business operations in the Building, then such delay (a “Requested Work Delay”) shall extend the dates set forth in clause (c) above, and if as a result of Requested Work Delays, Landlord’s Amenity Work is delayed by more than sixty (60) days in the aggregate, then Landlord and Tenant agree to discuss and coordinate on how best to move forward on the schedule (and associated Tenant remedies) for Landlord’s Amenity

Work, and Tenant shall be liable for any increased costs of Landlord’s Amenity Work on account further Requested Work Delays thereafter (for which Landlord will provide reasonable back-up documentation).

(f) Landlord shall also use diligent efforts to add a new curb cut entry at 60 Acorn Park Drive as soon as reasonably possible following the Effective Date, subject to approval by the applicable governmental authorities. Landlord shall use diligent efforts to construct a pickleball court at the Project in one of the two locations shown on Exhibit E attached hereto, subject to approval by the applicable governmental authorities. In the event that Landlord is unable to complete the installation of a pickleball court by May 1, 2026, then Tenant shall be permitted to install a temporary pickleball court on the south terrace of the Building for the 2026 pickleball season from May 1, 2026 to October 31, 2026; provided that if such temporary pickleball court will interfere with the performance or completion of the Landlord’s Work, the parties will mutually agree on an alternative temporary location for such period. Following Landlord’s construction of a pickleball court, then thereafter, pickleball court shall be considered to a Core Building Amenity hereunder, subject to applicable Legal Requirements.

(g) During the Term, subject to applicable Legal Requirements, Landlord shall operate and maintain the Core Building Amenities and Tenant and its employees shall have continuous non-exclusive access to and the right to use the Core Building Amenities, as more particularly set forth herein, in common with other tenants and occupants of the Project. Notwithstanding the foregoing, Landlord reserves the right, to be exercised in its reasonable discretion upon thirty (30) days’ written notice to Tenant, to alter, modify, expand or renovate the Core Building Amenities based on material changes in their use by occupants of the Building. Such alterations to the Core Building Amenities may result in a temporary closure of the Core Building Amenity in question during the performance thereof (each, a “Core Amenity Closure”); provided, that such period of closure shall not exceed sixty (60) consecutive days during the Initial Term and six (6) months thereafter. There shall be no more than one Core Amenity Closure during each two (2)-year period during the Lease Term. Landlord shall use diligent efforts to timely complete such alterations and reopen such Core Building Amenity for use as soon as reasonably practicable. Notwithstanding the foregoing, no change shall be made by Landlord to any Core Building Amenity that results in a permanent loss of its reasonable function and availability to Tenant and its employees. If any Core Building Amenity is not open and available for its intended use for a period of time in excess of thirty (30) consecutive days for any reason other than casualty, Excusable Delay or a Core Amenity Closure permitted hereunder, then, for the period of time that such Core Building Amenity is closed, the Additional Rent payable by Tenant in respect of Operating Costs attributable to such closed Core Building Amenity shall be proportionately reduced to deduct the costs of providing such Core Building Amenity during such period of closure. The operation of the Core Building Amenities shall be subject to such reasonable rules and regulations as are published by Landlord from time to time, provided that in the event of any conflict between such rules and regulations and the terms of this Lease, this Lease shall control. Landlord agrees that the minimum operating hours of the cafeteria shall be 7:00 a.m. to 3:00 p.m. on Business Days, the fitness facility shall accessible by card access 24 hours per day, and Tenant shall be permitted to reserve the conference room through the advanced reservation system operated by Landlord outside of normal business hours on a reasonable basis (subject to Tenant’s obligation to pay after-hours HVAC fees as set forth in this Lease for after-hours use of the conference room). Landlord may, from time to time during the Lease Term, and after consultation with Tenant, adjust the minimum operating hours for the cafeteria and the fitness facility based on the their periods of peak and lowest usage, provided that such minimum operating hours shall not be reduced so as to deprive Tenant of the availability of the cafeteria for breakfast and lunch on Business Days and of the fitness facility and other Core Building Amenities for a reasonable time before, during, and after normal business hours on Business Days. Landlord agrees that it shall cause the TRS to enter into the contracts for the operation of the cafeteria and the fitness facility at market rates.

ARTICLE III

WORK; SIGNS

Section 3.1 Tenant Improvements Work. Tenant, in consultation with Landlord, shall prepare or cause to be prepared, and shall submit to Landlord for review and approval, the Tenant Improvements Plans. Within ten (10) Business Days after receipt of the Tenant Improvements Plans and any subsequent iteration thereof (which time period may be extended by Landlord if third-party review of the Tenant

Improvements Plans is needed, in which event Landlord will respond as promptly as possible with respect thereto, but in any event, not longer than an additional five (5) Business Days following expiration of such ten (10)-Business Day period), Landlord shall, by written notice to Tenant, approve or disapprove the Tenant Improvements Plans; provided that Landlord will not unreasonably disapprove proposed Tenant Improvements Plans. In any disapproval of Tenant Improvements Plans, Landlord shall specify in reasonable detail the respects, consistent with Landlord’s scope of review, in which the Tenant Improvements Plans are not satisfactory to Landlord and the changes that Landlord desires in order that the Tenant Improvements Plans will be satisfactory to Landlord. After receiving any permitted notice of disapproval from Landlord with respect to the Tenant Improvements Plans, Tenant will revise the Tenant Improvements Plans as reasonably requested by Landlord and will resubmit the revised Tenant Improvements Plans to Landlord for review and approval in accordance with the procedures set forth above. Landlord and Tenant intend that the final iteration of the Tenant Improvements Plans shall include construction drawings sufficient to enable the Third Party Contractor (as defined below) to fully construct the Tenant Improvements Work. Tenant may modify the approved Tenant Improvements Plans from time to time with Landlord’s reasonable approval. Tenant shall be fully responsible for compliance of the Tenant Improvements Work with all Legal Requirements and for assuring that the Tenant Improvements Plans provide for Tenant Improvements Work that will comply with all Legal Requirements and will satisfy Tenant’s requirements. Landlord’s approval of the Tenant Improvements Plans shall not constitute a certification, representation or warranty by Landlord that the Tenant Improvements Plans are adequate, complete or in compliance with Legal Requirements. Tenant shall pay or reimburse Landlord for any reasonable third party out-of-pocket costs actually incurred by Landlord for review of any Specialty Alterations contained in the Tenant Improvements Plans, but not for any other fees for Landlord’s review of the Tenant Improvements Plans and not for review of the internal staircase to be included in the Tenant Improvements Plans. Such third party costs to be paid or reimbursed by Tenant shall not exceed $2,500.00 in the aggregate. The parties acknowledge and agree that they intend to reasonably coordinate the performance of Landlord’s Work with the performance of the Tenant Improvements Work so that they may be performed concurrently. Tenant shall use commercially reasonable efforts to perform the Tenant Improvements Work during the six (6)-month period beginning on the Commencement Date in order to accomplish this coordination. Tenant shall provide Landlord with a schedule for the Tenant Improvements Work when Tenant submits the Tenant Improvements Plans. Tenant agrees to keep Landlord reasonably apprised of material changes in Tenant’s design and construction schedule so that the parties may coordinate; provided that Tenant shall incur no liability to Landlord if, despite such efforts, the Tenant Improvements Work is not substantially completed on or before any particular date.

Section 3.2 Tenant Improvements Work [Tenant Improvements Work Managed by Third Party Contractor]. Tenant shall engage a third-party construction manager or contractor (a “Third Party Contractor”) to manage the Tenant Improvements Work, which Third Party Contractor shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall cause the Tenant Improvements Work to be performed diligently, in a good and workmanlike manner, using new materials of at least Building-standard quality, substantially in accordance with the Tenant Improvements Plans, and in compliance with all Legal Requirements. PMA (as defined in Section 3.5(b)(iv) below), acting on Landlord’s behalf may conduct such inspections of the Tenant Improvements Work as Landlord, in its sole discretion, determines (subject to Tenant’s and the Third Party Contractor’s reasonable security requirements). All such inspections and reviews are for the sole benefit of Landlord, and Landlord shall have no liability or obligation to Tenant with respect to such inspections, except to the extent in each instance costs are actually incurred by Tenant as a result of the gross negligence or intentional misconduct of PMA, Landlord, or any employee, agent or other contractor of Landlord, or with respect to the Tenant Improvements Work. Tenant shall use reasonable efforts to cause the performance of the Tenant Improvements Work to be coordinated with any ongoing work in the Building being performed by or on behalf of Landlord so as not to materially interfere with or delay the performance of such work by Landlord and to maintain harmonious labor relations. Landlord agrees to advise Tenant and Tenant’s Third Party Contractor in writing (which could be via email as set forth below) reasonably promptly of any work being performed by Landlord in the Building or Project (other than work related to Landlord’s Work) that could affect Tenant Improvements Work, so that the parties are able to effectively coordinate such work.

Section 3.3 Tenant Improvement Allowance. Commencing as of the Effective Date, Tenant shall be entitled to use the Tenant Improvement Allowance, to reimburse Tenant for costs incurred, inter alia, in the design and construction of the Tenant Improvements Work, limited to the extent in Section 3.5(a) below. In no event shall Landlord be obligated to make disbursements in connection with Tenant's construction of the Tenant Improvements Work or any Tenant Improvement Allowance Items, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements Work for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease, and Tenant shall have no obligation hereunder to remove or restore the Premises to its former condition prior to construction of the Tenant Improvements Work, except to the extent any portion of the Tenant Improvements Work constitutes a Specialty Alteration (as defined below), and Landlord advises Tenant in writing as part of Landlord’s notice of approval or disapproval described in Section 3.1 above of Landlord’s determination, given in reasonable detail, that the Tenant Improvements Work includes a Specialty Alteration. As used herein, a “Specialty Alteration” includes any improvement that is not typical of a customary office installation, including without limitation floor openings (except in connection with internal staircases as set forth below) or other vertical penetrations (other than electrical and/or data penetrations commonly referred to as poke-throughs), installation of generators or vaults, construction of executive toilet rooms, reinforced and/or raised flooring, and any work that affects the roof or facade of the Building. Construction of internal staircase(s) connecting one or more of the floors comprising the Premises shall not be considered a Specialty Alteration, and Tenant shall not be required to remove and restore any internal staircases prior to expiration or earlier termination of the Term. In addition, Tenant may alter, modify or reconstruct any base building restrooms and elevator lobbies located on full floors within the Premises as part of the Tenant Improvements Work, and Tenant shall not be required to remove and restore such work at any time. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date which is sixty (60) months following final approval by Landlord of the Tenant Improvements Plans, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

Section 3.4 Construction Representatives. Each of Landlord and Tenant shall have a construction representative who shall be the primary contact person for such party regarding the design and construction process and who shall be authorized to make day-to-day decisions in the design and construction process. Landlord’s construction representative shall be Tom Shaw whose email address for notifications hereunder is Toms@pmainc.com. Tenant’s construction representative shall be Melanie Applin, whose email address for notifications hereunder is mapplin@forrester.com. Each of Landlord and Tenant may change its construction representative by written notice given to the other from time to time.

Section 3.5 Disbursement of the Tenant Improvement Allowance .

(a) Tenant Improvement Allowance Items. Except as otherwise set forth herein, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"): hard costs of construction of the Tenant Improvements Work as well as for all other project related expenses including, but not limited to, telephone and data cabling, signage, move coordination, soft costs including space planning and design, permit fees, project management fees, and construction management fees, as well as purchase and installation of furniture, fixtures and equipment (up to a maximum of $25.00 per square foot of the Premises may be applied to such FF&E). Notwithstanding anything to the contrary contained herein, Tenant shall be required to utilize the Tenant Improvement Allowance on the hard and softs costs associated with the initial Tenant Improvements Work prior to distribution of any portion of the Tenant Improvement Allowance expended for Tenant’s initial purchase and installation of furniture, fixtures and equipment.

(b) Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements Work, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

(i) Monthly Disbursements. On or before the fifth (5th) day of each calendar month during the design and construction of the Tenant Improvements Work (or such other date as Landlord may designate prior to its receipt of Tenant’s first request for reimbursement), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the Third Party

Contractor or to any Tenant’s Agents (as defined below) that have provided Tenant Improvement Allowance Items, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements Work in the Premises, detailing the portion of the work completed and the portion not completed~~;~~, (ii) invoices from all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Third Party Contractor to be known collectively as “Tenant's Agents”), for labor rendered and materials provided for the Premises; (iii) executed mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with Legal Requirements; and (iv) other information reasonably requested by Landlord. (collectively, items (i) through (iii) referred to as a “Requisition”). Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant, in payment of the lesser of: (A) the amount shown on the Requisition, less a five percent (5%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, if applicable (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on alleged non-compliance of any portion of the Tenant Improvements Work with the final Tenant Improvements Plans. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. Landlord shall promptly release to Tenant the Final Retention upon substantial completion of the Tenant Improvements Work and receipt by Landlord of a certificate from Tenant’s architect certifying that the Tenant Improvements Work has been completed in conformity with the Final Plans.

(ii) Final Deliveries. Following the completion of construction of the Tenant Improvements Work, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with Legal Requirements executed by all of Tenant's Agents, and a certificate from Tenant’s architect certifying that the construction of the Tenant Improvements Work in the Premises has been substantially completed pursuant to the Tenant Improvements Plans.

(iii) Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.

(iv) PMA Oversight; Fees. Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements Work on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to $1.89 per leasable square foot of the Premises, which amount shall be immediately deducted from the Tenant Improvement Allowance. Tenant and Tenant’s Agents shall not be charged for the use of elevators, restrooms or loading docks during the construction of the Tenant Improvements Work.

(c) Prior to the commencement of the construction of the Tenant Improvements Work, and after Tenant has accepted all bids for the Tenant Improvements Work, Tenant shall provide Landlord and PMA with a detailed breakdown, by trade, of the final costs planned to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements Work, which costs form a basis for the estimated total costs of the Tenant Improvements Work (the "Final Budget"). Tenant shall be solely responsible for the total cost of the Tenant Improvements Work that exceeds the Tenant Improvement Allowance.

(d) Notwithstanding any provision to the contrary contained in the Lease, during the pendency of any Event of Default by Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of any remaining portion of the Tenant Improvements Allowance for so long as such Event of Default is continuing without cure by Tenant.

Section 3.6 Use of Union Labor. Tenant covenants and agrees that all contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration, including, without limitation, tenant improvements, build-out, alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, elevator equipment or systems or other equipment, or with respect to any other construction work in, on, or to the Premises (including any such work performed by any person who contracts to provide such services to any portion of the Premises), shall: (i) be bound by a collective bargaining agreement with a labor organization (a) whose jurisdiction covers the type of work to be performed on the Premises, and (b) who is an Approved Building Trades Department Contractor or Subcontractor (as hereinafter defined); and (ii) observe area standards for wages and other terms and conditions of employment, including fringe benefits (collectively, the “Union Labor Requirement”). For purposes hereof, an “Approved Building Trades Department Contractor or Subcontractor” is a contractor or subcontractor who is currently affiliated with the Building and Construction Trades Department of the AFL-CIO (the “BCTD”) or, if no such BCTD-affiliated contractor or subcontractor is available for a particular trade (e.g., carpentry work), a contractor or subcontractor which is affiliated with a national trade union which was formerly affiliated with the BCTD and which recognizes (and will recognize and respect, for its work on the Premises), the jurisdictional limitations established by the local BCTD. Notwithstanding the foregoing, the Union Labor Requirement shall in no event apply to service providers to whom Tenant outsources specialized or individual services relating to the operation of its business or the Premises, such as computer and information technology consultants, artists and artisans, furniture or cabinet makers, deliverymen, installers of network cable, data, security, telecommunication, and low voltage cabling and wiring, appliance installers and repairmen, handymen, and the like. Furthermore, notwithstanding the foregoing, the Union Labor Requirement shall in no event apply to any contractors or subcontractors performing work the cost of which does not exceed Twenty Thousand Dollars ($20,000.00) in any one instance. Notwithstanding anything to the contrary contained herein, in connection with any and all work in, on or to the Premises, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project or Building and/or that otherwise results in picketing or other labor disturbances at the Project.

Section 3.7 Signs . Landlord shall provide a new, replacement monument sign substantially as shown on Exhibit G attached hereto, such location being “option 1” thereon if the new curb cut for the Building is approved and installed and otherwise such location being “option 2” thereon, at Landlord’s sole cost and expense. Tenant shall have the right to continue to have signage on such new monument sign, as well as to maintain the exterior rooftop sign existing on the Building as of the Effective Date. Upon Tenant’s surrender of the first floor premises, Landlord shall be entitled to remove all signage identifying Tenant from the first floor of the Building, and Landlord shall remove, at Landlord’s sole cost and expense, Tenant’s signage on the canopy at the entrance to the Building. Following completion of Landlord’s Work Tenant shall be entitled to reasonable Building standard lobby and elevator signage on the first floor of the Building, which shall include without limitation a multitenant directory. The location, design, shape, size, materials, color and type and all other matters related to each of Tenant’s signs (other than Tenant’s right to such signs), which may be modified during the Term of this Lease, shall be subject in all cases to Landlord’s prior written approval following submission by Tenant to Landlord of detailed plans therefor, which approval Landlord will not unreasonably withhold. Except for the signs permitted under this Section, Tenant shall not erect any signs that are visible from the exterior of the Building. No permitted subtenant of Tenant shall erect any signs that are visible from the exterior of the Building, other than with Landlord’s prior written approval, which shall be within Landlord’s sole discretion. Tenant shall not erect signs except in compliance with all applicable Legal Requirements, and Tenant shall be solely responsible for confirming that any proposed sign is in compliance with all Legal Requirements. Landlord shall reasonably cooperate with Tenant’s efforts to obtain any required permits for Tenant’s signs, provided that Landlord shall not be required to incur any costs in connection therewith. All costs of obtaining permits and approvals, creating, installing, illuminating, maintaining, repairing, and/or replacing any such sign shall be paid by Tenant. Any signs located in the interior of the Building outside of the Premises (i) shall comply with all applicable Legal Requirements, and (ii) and shall have been approved of in writing and in advance by Landlord (not to be unreasonably withheld) following submission of detailed plans by Tenant to Landlord. Tenant shall maintain its signs in good repair and condition. Upon termination of this Lease, Tenant shall promptly remove all of

Tenant’s signage and restore all damage related to the installation, existence and/or removal of such signage. In addition, to the extent that Landlord elects to install any future monument signage and other wayfinding signage in or around the Building, Tenant shall have the right to be on such signage in a priority position. In addition, Landlord agrees that it shall install at its expense wayfinding signage at the signage location shown as “option 2” on Exhibit G to enable visitors, employees and invitees to find Parking Garage A.

Section 3.8 Arbitration. If the parties are unable to resolve any dispute arising under this Article III, either party may submit such dispute to binding arbitration before a single disinterested arbitrator having no less than ten years’ experience in commercial construction matters (and, to the extent relevant, in matters relating to tenant improvements work) in the Eastern Massachusetts area, such arbitrator to be selected by the parties or, if the parties fail to agree on such selection within five Business Days, to be selected by the American Arbitration Association at the request of either party. Such arbitration shall be conducted by the American Arbitration Association in Boston, Massachusetts in accordance with the rules of the Association then in effect. Landlord and Tenant agree to use diligent good faith efforts to complete such arbitration within 30 days of the submission of such dispute to arbitration. The determination of the arbitrator shall be conclusive and binding upon the parties, and judgment upon the same may be entered in any court having jurisdiction over the subject matter of the controversy. The party which does not prevail in the arbitration as determined by the arbitrator shall pay for the arbitrator and related costs of the arbitration, but not the attorneys’ fee of the prevailing party.

ARTICLE IV

BASE RENT; ADDITIONAL RENT

Section 4.1 Base Rent.

(a) Commencing on the Base Rent Commencement Date, Tenant shall pay Base Rent in the amounts set forth in Item 9 of the Summary of Basic Terms.

(b) (i) The annual Base Rent per square foot for each Extension Term will be the then annual fair market base rent per square foot for space comparable to the Premises in shell condition in the Alewife market area (the “Market Rent”), determined in accordance with this Section 4.1(b). Landlord and Tenant shall negotiate in good faith for a period of 60 days after Tenant exercises its extension option pursuant to Section 2.4(b) (the “Negotiation Period”) to attempt to agree upon the Market Rent. If the parties agree upon the Market Rent prior to the determination of the arbitrator pursuant to Section 4.1(b)(ii), whether such agreement is reached during or after the Negotiation Period, the Market Rent shall be as so agreed.

(ii) If the parties are unable to agree upon the Market Rent within the Negotiation Period, then each party shall, upon selection of an arbitrator pursuant to Section 4.1(b)(iii), simultaneously exchange and submit to the arbitrator for binding arbitration a proposal as to the Market Rent. The Market Rent shall be determined as of the commencement of the applicable Extension Term at the then current arms’ length negotiated base rents being charged for comparable office space in similar condition in the Alewife market area, taking into account and giving effect to, in determining comparability, without limitation, such considerations as lease term and the age, size, location, condition, and amenities of the Building. The Market Rent may include escalations at various points during the Extension Term. Neither party shall be deemed under any compulsion to rent or lease space. Within 30 days after both parties have submitted such proposals to the arbitrator, the arbitrator shall select one of the proposals as more closely approximating the Market Rent appropriate for the Extension Term, and, unless the parties have then agreed upon the Market Rent, the proposed Market Rent set forth in such proposal selected by the arbitrator shall be deemed to be the Market Rent.

(iii) If the parties are unable to agree upon the Market Rent within the Negotiation Period, then the parties shall, within 30 days after the end of the Negotiation Period (such 30 day period being herein called the “Selection Period”), attempt to agree upon an arbitrator to whom to submit the determination of Market Rent for binding arbitration pursuant to Section 4.1(b)(ii). If the parties are unable to agree upon an arbitrator within the Selection Period, then, at the end of the Selection Period, each party shall select an arbitrator and, within 15 days after the end of the Selection Period, the arbitrators shall agree upon an arbitrator to whom the determination of Market Rent shall be submitted for binding arbitration pursuant to Section 4.1(b)(ii). If such arbitrators are unable to agree promptly upon an arbitrator, an arbitrator shall be selected by the American Arbitration Association. Any arbitrator selected by either party, by the arbitrators selected by the parties or by the American Arbitration Association shall be independent of both parties and shall have such experience, either as a licensed real estate broker or salesperson or as an appraiser, as would qualify such arbitrator as an expert with respect to leasing terms in the Alewife market area. Such arbitrator shall make the determination required pursuant to Section 4.1(b)(ii) within 30 days of selection. The parties shall share equally the fees and expenses of the arbitrator to whom the determination of Market Rent is submitted. Landlord and Tenant shall each pay the fee of the arbitrator selected by it.

(c) Base Rent shall be payable in equal monthly installments of one-twelfth (1/12th) of the annual Base Rent then in effect (prorated for any partial month) and shall be paid without offset for any reason except as otherwise expressly provided herein, in advance, on the first day of each calendar month from and after the Base Rent Commencement Date. Base Rent and Additional Rent shall be paid as specified by Landlord either (i) by an “electronic funds transfer” system arranged by and among Tenant, Tenant’s bank and Landlord, or (ii) by check sent to such place as Landlord shall from time to time designate in writing. The parties acknowledge and agree that the obligations owing by Tenant under this Section 4.1 are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.

Section 4.2 Certain Additional Rent. Tenant shall pay, without offset for any reason, except as otherwise expressly provided herein, all payments of Additional Rent payable by Tenant to Landlord hereunder. If Tenant fails to pay any Additional Rent, Landlord shall have all the rights and remedies available for failure to pay Base Rent. The parties acknowledge and agree that the obligations owing by Tenant under this Section are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.

Section 4.3 Taxes.

(a) Commencing on the Base Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of Taxes (being Tenant’s Building Share of Building Taxes and Tenant’s Project Share of Project Taxes). Such amounts shall be estimated in good faith by Landlord at the end of each Tax Fiscal Year, and shall be payable to Landlord in equal estimated monthly installments on the first day of each calendar month during the Lease Term (prorated for any partial month), subject to readjustment from time to time as reasonably determined by Landlord and when the actual amounts are determined. After readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall, unless an Event of Default then exists, be credited against future Additional Rent obligations, or refunded if the Lease Term has ended and Tenant has no further obligations to Landlord. If the taxing authority provides an estimated tax bill, then monthly installments of Taxes shall be based thereon until the final tax bill is ascertained. Landlord shall furnish to Tenant, upon Tenant’s request, but not more than once in any year, a copy of the most recent tax bill and any estimated tax bill. Consistent with the definitions of Building Taxes and Project Taxes, in no event shall any Taxes incurred exclusively with respect to any Other Buildings or other tenants of the Project be allocated to or charged to Tenant.

(b) If, after Tenant shall have made any payment under this Section 4.3, Landlord shall receive a refund (the “Refund”) of any portion of the Taxes paid on account of any Tax Fiscal Year in which such payments shall have been made as a result of an abatement of such Taxes, by final determination of legal proceedings, settlement or otherwise, Landlord shall, within 30 days after receiving the Refund, pay to Tenant an amount equal to (i) Tenant’s Share of the Refund, which payment to Tenant shall be appropriately adjusted if Tenant’s Share of Taxes covered a shorter period than covered by the Refund, less (ii) Tenant’s Share of all expenses incurred by Landlord in connection with such proceedings (including, but not limited to, attorneys’ fees, costs and appraisers’ fees), provided that such expenses have not previously been charged to Tenant or otherwise included in prior Building Taxes and/or Project Taxes reported by Landlord; and provided further that Landlord shall not be obligated to make such payment during the pendency of an Event of Default.

(c) If the Base Rent Commencement Date is not on July 1, or the expiration or termination of this Lease is not on June 30, Tenant’s obligation in respect of Taxes shall be prorated. If the final tax bill for the Tax Fiscal Year in which such expiration or termination of this Lease occurs shall not have been received by Landlord, then within 30 days after the receipt of the tax bill for such Tax Fiscal Year, Landlord and Tenant shall make appropriate adjustments of estimated payments.

(d) Without limiting the generality of the foregoing, Tenant shall pay all rent and personal property taxes attributable to its signs or any other personal property including but not limited to its trade fixtures.

Section 4.4 Insurance Costs. Commencing on the Base Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, amounts equal to Tenant’s Project Share of Project Insurance Costs and Tenant’s Building Share of Building Insurance Costs. Tenant’s Project Share of Project Insurance Costs and Tenant’s Building Share of Building Insurance Costs shall be estimated in good faith by Landlord at the end of each calendar year, and shall be payable in equal estimated monthly installments on the first day of each calendar month during the Lease Term (prorated for any partial month), subject to readjustment from time to time as reasonably determined by Landlord and also when actual Project Insurance Costs and Building Insurance Costs are determined. After a readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall, unless an Event of Default then exists, be credited against future Additional Rent obligations, or refunded promptly if the Lease Term has ended and Tenant has no further obligations to Landlord. Landlord shall provide Tenant upon request with reasonable supporting documentation for the Insurance Costs. In no event shall any Insurance Costs incurred exclusively with respect to any Other Buildings or other tenants of the Project be allocated to or charged to Tenant.

Section 4.5 Operating Costs. Commencing on the Base Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, amounts equal to Tenant’s Project Share of Project Operating Costs and Tenant’s Building Share of Building Operating Costs. For purposes of determining Tenant’s Project Share of Project Operating Costs for any year during which the Project is less than 95% occupied, the actual Project Operating Costs shall be equitably adjusted to reflect 95% occupancy and normal, ongoing operation. For purposes of determining Tenant’s Building Share of Building Operating Costs for any year during which the Building is less than 95% occupied, the actual Building Operating Costs shall be equitably adjusted to reflect 95% occupancy and normal, ongoing operation. Tenant’s Project Share of Project Operating Costs and Tenant’s Building Share of Building Operating Costs shall be estimated in good faith by Landlord at the end of each calendar year, and shall be payable in equal estimated monthly installments on the first day of each calendar month during the Lease Term (prorated for any partial month), subject to readjustment from time to time as determined by Landlord but not more than once per year and also when actual Project Operating Costs and Building Operating Costs are determined. After a readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall, unless an Event of Default then exists, be credited against future Additional Rent obligations, or refunded promptly if the Lease Term has ended and Tenant has no further obligations to Landlord. Landlord shall provide Tenant upon request with reasonable supporting documentation for the Operating Costs. In no event shall any Operating Costs incurred exclusively with respect to any Other Buildings or other tenants of the Project be allocated to or charged to Tenant. Tenant acknowledges and agrees that (a) Landlord and owners of certain of the Other Buildings have engaged a taxable REIT subsidiary (the “TRS”), which is an affiliate of Landlord, to operate the Food Service Areas and fitness centers located in the Project; (b) the TRS will further engage independent contractors as needed to operate such Food Service Area and fitness center consistent with existing operations, and (c) Additional Rent payable by Tenant in respect of the Food Service Area and/or fitness center has been (or will be) assigned to the TRS.

Section 4.6 Tenant’s Utility Costs. Landlord shall cause, at its sole cost and expense, the Premises to be separately metered or submetered to measure Tenant’s use of electricity for lights and plugs in the Premises. If the Premises are separately metered or submetered such that the utility provider bills Tenant directly for Tenant’s Utility Costs, Tenant shall pay Tenant’s Utility Costs directly to the utility provider promptly as due and payable. If the Premises are separately metered or submetered such that the utility provider bills Landlord for electric service provided to the Building and Landlord bills Tenant for Tenant’s Utility Costs, Tenant shall pay such bills for Tenant’s Utility Costs, without any mark-up by Landlord, within 30 days after receipt. Notwithstanding any of the above provisions of this Section 4.6 to the contrary, Landlord may, at Landlord’s option, purchase electric and/or gas service for the Building as part of a pooled purchase with other buildings owned by affiliates of Landlord, in which event Landlord shall be responsible for such electric and/or gas service appropriately allocated to the Building. Landlord shall bill Tenant for the portion of such charges appropriately allocated to the Premises, which shall include HVAC serving the Premises, and Tenant shall pay such bills, without any mark-up by Landlord, within 30 days after receipt.

Section 4.7 Tenant’s Audit Rights . Within 120 days of the end of any calendar year with respect to Operating Costs and Insurance Costs, and within 120 days of the end of any Tax Fiscal Year with respect to Taxes, Landlord shall furnish to Tenant a report setting forth in reasonable detail the Project Operating Costs, Building Operating Costs, Project Insurance Costs, Building Insurance Costs, Project Taxes and Building Taxes for the immediately preceding calendar year (in the case of Operating Costs and Insurance Costs) or Tax Fiscal Year (in the case of Taxes). Tenant shall have the right to audit Landlord’s books and records relating to Operating Costs, Insurance Costs, and/or Taxes with respect to the period covered by each such report within six months after receipt of such report (such six month period being called the “Audit Period”) by delivering a notice of its intention to perform such audit to Landlord. If, as a result of such audit, Tenant believes that it is entitled to receive a refund of any Additional Rent paid by Tenant in respect of Operating Costs, Insurance Costs, and/or Taxes, Tenant shall deliver to Landlord, no later than 60 days after expiration of the Audit Period, a notice demanding such a refund, together with a statement of the grounds for each such demand and the amount of each proposed refund. The cost of any such audit shall be paid by Tenant, except that, if it is established that the Additional Rent in respect of Operating Costs, Insurance Costs and Taxes charged to Tenant for the period in question was overstated by more than five percent (5%), the reasonable cost of such audit shall be paid or reimbursed to Tenant by Landlord. An overstatement shall not be deemed to exist due to a Refund, unless Landlord fails to pay or credit Tenant for Tenant’s Share of the Refund. Any audit may be conducted only by (a) Tenant’s regular employees and/or (b) a reputable consultant with at least 10 years’ experience in performing such audits whose compensation is not, directly or indirectly, contingent in whole or in part on the results of the audit; provided that is any such audit is performed by CyberLease, LLC, the compensation of CyberLease, LLC may be contingent on the results of the audit. Landlord hereby agrees and acknowledges that such audits may be conducted by CyberLease, LLC. If Landlord determines that a report previously furnished by Landlord was in error, Landlord may furnish a corrective or supplemental report to Tenant within 12 months after the original report was furnished, and if such corrective or supplemental report results in increased Additional Rent, the Audit Period for the year covered by such report shall be extended for six months after Landlord furnishes the corrective or supplemental report. If Landlord bills Tenant for any Tenant’s Utility Costs pursuant to Section 4.6 on an estimated basis, then the annual calendar year reconciliation reports furnished by Landlord to Tenant with respect to Operating Costs and Insurance Costs as provided for above shall also cover such Tenant’s Utility Costs for the applicable calendar year, and the rights and obligations of the parties with respect to such Tenant’s Utility Costs shall be the same as are provided for above in this Section 4.7 with respect to Operating Costs and Insurance Costs.

ARTICLE V

USE OF PREMISES

Section 5.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use. Landlord represents to Tenant that the Permitted Use is permitted under applicable zoning laws. Tenant shall have the right to access the Premises 24 hours per day, seven days per week.

Section 5.2 Restrictions on Use. Tenant shall use the Premises in a safe and proper manner, shall not commit or suffer any waste on or about the Project, and shall not make any use of the Project that is prohibited by or contrary to any Legal Requirements or the Declaration, or that would cause a public or private nuisance. Tenant, at its own expense, shall obtain any and all permits, approvals and licenses necessary for use of the Premises. Landlord shall obtain all building permits and approvals for the Landlord’s Work and a related certificate of occupancy. Tenant shall not overload the floors or other structural parts of the Building; and shall not commit or suffer any act or thing on the Project that is illegal, dangerous, or that unreasonably disturbs other tenants. Tenant shall not do or permit to be done any act or thing on the Project that will invalidate or be in conflict with any insurance policies, or that will increase the rate of any insurance, covering the Building or any of the Other Buildings. If, because of Tenant’s failure to comply with the provisions of this Section or due to any use of the Premises or activity of Tenant in or about the Project, the Insurance Costs are increased, Tenant shall pay Landlord the amount of such increase. Tenant shall cause any fire lanes located within the Project to be kept free of all parking associated with its business or occupancy. Tenant shall conduct its business at all times so as not to unreasonably annoy or be offensive to other tenants and occupants of the Project. Tenant shall not permit the emission of any objectionable noise or odor from the Premises and shall at its own cost install such extra sound‑proofing or noise control systems and odor control systems, as may be needed to eliminate noise, vibrations and odors, if any, emanating from the Premises being heard, felt or smelled outside the Premises. Tenant shall not place any file cabinets, bookcases, partitions, shelves or other furnishings or equipment in a location that blocks any windows.

Section 5.3 Hazardous Materials .

(a) Tenant (i) will not conduct any activity on the Premises that will use or produce any Hazardous Materials, except for such activities that are both (1) part of the ordinary course of Tenant’s business activities and (2) conducted in accordance with all Environmental Laws; (ii) will not use the Premises in any manner for the storage of any Hazardous Materials except for storage of such materials that are both (1) used in the ordinary course of Tenant’s business and (2) properly stored in a manner and location satisfying all Environmental Laws; (iii) will not install any underground tanks of any type; and (iv) will not permit its Invitees to introduce any Hazardous Materials onto the Premises, except in the ordinary course of Tenant’s business and in compliance with all Environmental Laws. If any Hazardous Materials are introduced on the Premises in violation of the above provisions of this Section, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Lease Term the Premises are found to be so contaminated or subject to such conditions as a result of Tenant’s failure to comply with the foregoing provisions, then, to such extent, Tenant shall defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant or its Invitees. Tenant will maintain on the Premises a list of all materials stored at the Premises for which a material safety data sheet (an “MSDS”) was issued by the producers or manufacturers thereof, together with copies of the MSDS’s for such materials, and shall deliver such list and MSDS copies to Landlord upon Landlord’s written request therefor. Except for Hazardous Materials that were released, existed in, on or near the Premises as of the Commencement Date, Tenant shall remove all Hazardous Materials from the Premises in a manner acceptable to Landlord before the earlier of the date Tenant vacates the Premises or the date Tenant’s right to possess the Premises ends. Landlord may, upon reasonable advance written notice to Tenant, enter the Premises and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable due diligence to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Materials in violation of the above provisions of this Section or that Tenant has not complied with the requirements of this Section, in which case Tenant shall reimburse Landlord for the reasonable cost thereof within 30 days after Landlord’s request therefor together with reasonable and customary back-up documentation.

(b) Landlord represents to Tenant that, except for any Hazardous Materials of which Tenant has actual knowledge, Landlord does not have actual knowledge (which shall mean the actual knowledge of Scott Bohn, Chief Development Officer & Head of Lab) of the current existence of Hazardous Materials at or in the Building in violation of Environmental Laws and Landlord has not received written notice of the current existence of Hazardous Materials at or in the Building in violation of Environmental

Laws. Notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible, and Landlord hereby indemnifies and holds Tenant harmless from and against any and all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from any release or threat of release or the presence or existence of Hazardous Materials at the Project if caused by Landlord or persons acting under Landlord or if existing at the Project prior to the Commencement Date. Without limiting the foregoing, in the event any Hazardous Materials are discovered at the Project during the excavation or construction process, Landlord shall, at Landlord’s sole cost and expense, promptly take all such necessary action to ensure that the Project complies with all applicable Environmental Laws. Notwithstanding anything to the contrary in this Lease, Landlord shall not place an Activity and Use Limitation on the Project or any part thereof that would impair Tenant’s right to use the Premises for the Permitted Use.

Section 5.4 Outside Equipment. At no additional rent to Tenant, but otherwise at Tenant’s cost, Tenant shall have the right to maintain the existing Outside Equipment on the roof of the Building and/or on the Land for Tenant’s use in connection with Tenant’s business (provided that Tenant shall not be permitted to make any penetrations of the roof nor any alterations or installations that, in Landlord’s reasonable judgment, could invalidate or otherwise adversely affect any roof warranty), subject to (a) Legal Requirements, (b) the terms and conditions of this Lease (including, but not limited to, Section 5.2 and Article VII), and (c) Landlord’s written approval, not to be unreasonably withheld, of the location of such Outside Equipment, together with the plans and specifications therefor. Tenant may not allow any third parties to use any Outside Equipment installed by Tenant.

ARTICLE VI

LANDLORD’S SERVICES

Section 6.1 Landlord’s Services. Landlord shall furnish to the Building the services set forth below in this Section, subject to the conditions stated in this Lease. The cost of certain of these services are to be (i) paid by Tenant, as provided in this Lease, or (ii) included in Operating Costs, Insurance Costs or Taxes, as applicable.

(a) Building. Landlord shall maintain and keep in good condition and repair and replace, as needed, the exterior and structure of the Building, including the roof and roof structure, the mechanical elements of the Building, and the utility lines and systems outside the Building (except to the extent those utility lines or systems are the property or responsibility of the applicable utility company).

(b) Systems. Subject to Tenant’s obligations under Section 7.4, Landlord shall operate, maintain, repair and replace, as needed, the heating, ventilating and air conditioning system, the plumbing system and the electrical system of the Building. Landlord shall provide heating and air conditioning services to the Premises to heat and cool the Premises at temperatures in accordance with ASHRAE standards for no additional charge from 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays, except holidays. To the extent that Tenant requests HVAC service outside of the foregoing hours, Tenant shall pay for such services, as Additional Rent. As of the Effective Date the after-hours rates for HVAC services are (i) May-October (Cooling season): $190 / hr, and (ii) November-April (Heating season): $76 / hr, which amounts are subject to change from time to time.

(c) Water and Sewer. Cold and hot water at standard Building temperatures will be available for ordinary drinking, cleaning, sanitary and lavatory purposes. If Tenant requires or uses water for any purpose in addition to such ordinary purposes, Landlord may install a water meter at Tenant’s expense and thereby measure Tenant’s water consumption. Tenant shall pay Landlord, as Additional Rent, within 30 days after receipt of invoice and supporting documentation therefor, the cost of all water consumption so metered, including without limitation any and all sewer rents, taxes or levies assessed by any governmental authority or utility in connection with metered consumption. Such meter and installation equipment shall be maintained in good working order and repair at Tenant’s expense. Any water or sewer services charged directly to Tenant or other tenants of the Building shall not be included in Operating Costs.

(d) Elevators. Landlord will provide four automatic operatorless elevators in the Building (three passenger elevators and one freight elevator). Tenant shall have 24 hours per day access to the freight elevator and freight loading dock at no additional cost.

(e) Common Areas. Landlord shall provide heating and air conditioning for the Common Areas inside the Building during business hours. Landlord shall clean, provide lighting, repair, maintain and provide janitorial services for the Common Areas including, to the extent reasonable, the Parking Areas, in order to maintain the Common Areas. Notwithstanding the above, any damage to the Common Areas or Common Facilities caused by any of Tenant’s Invitees shall be the sole responsibility of Tenant.

(f) Waste Removal. Landlord shall provide or arrange for ordinary and reasonable waste removal services for the Building.

(g) Janitorial Services. Landlord shall supply routine janitorial services for the Premises, as described in Exhibit I hereto, and Common Areas of the Building. Such services may be revised from time to time by Landlord in its commercially reasonable discretion.

(h) Taxes. Landlord shall pay or cause to be paid all Taxes levied upon or with respect to the Project.

(j) Insurance. Landlord shall procure and maintain, or cause to be procured and maintained, in full force and effect, fire, casualty and extended coverage insurance with respect to the Project, with vandalism and malicious mischief endorsements (which insurance shall be on a 100% replacement cost basis, adjusted at least annually to account for increases in the replacement cost), liability insurance with respect to the Common Areas, not more than two years of rent loss insurance and such other insurance upon or with respect to the Project as Landlord and/or Other Landlords reasonably determine to be necessary and/or appropriate (and as may be customarily carried by prudent landlords of similar property in the City of Cambridge) or is required by Landlord’s and/or Other Landlords’ lender, all with such limits of coverage as Landlord and/or Other Landlords reasonably may deem necessary and/or appropriate or their lender may require.

(k) Shuttle Service. Landlord shall provide shuttle bus service between the Project and the Alewife MBTA Red Line Station during the morning and evening commute periods, as such periods may be adjusted by Landlord and Tenant.

(l) Security. During the Term of this Lease, Landlord shall provide security in all multi-tenanted Buildings within the Project. A concierge staff member will be stationed at the entry/reception of the Building each weekday from 7:00 am-6:00 pm, excluding federal holidays. Landlord will also provide campus security each day of the year on a 24/7 basis which will include rover patrols around Buildings Garages and grounds after regular business hours. The Building will be limited to badge-access only after regular business hours each day.

Section 6.2 Extraordinary Use. Tenant acknowledges that the services to be supplied by Landlord after occupancy by Tenant will be sufficient only for ordinary office use. Any additional capacity or structural support, as determined by Landlord, needed for uses beyond such use, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.

Section 6.3 Interruption; Delay. Landlord shall have no responsibility or liability for failure or interruption of any repairs or services referred to in this Article VI, or for any interruption in utility services, caused by breakage, accident, strikes, repairs, inability after exercise of reasonable due diligence to obtain supplies or otherwise furnish services, or for any cause or causes beyond the reasonable control of Landlord (but Landlord, in respect of those matters for which Landlord is responsible, will use reasonable due diligence to restore such services or make such repairs as soon as possible), nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service or make such repair shall not be construed as an eviction of Tenant, nor render Landlord liable in damages, nor entitle Tenant to an abatement of Base Rent or Additional Rent, nor release Tenant from the obligation to fulfill any of its covenants under this Lease, except as provided in Articles X and XI with respect to eminent domain and damage by fire or other casualty. Notwithstanding the foregoing, in the event that (i) an interruption of an Essential Service (as said term is hereinafter defined) shall occur due to any cause other than any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or a wrongful conduct of Landlord or Landlord’s agents, servants, employees or contractors, and (iii) such Service Interruption continues for more than five consecutive Business Days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises is materially and adversely affected, then there shall be an abatement of one day’s Base Rent and Additional Rent for each day during which such Service Interruption continues after such five Business Day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption or if Landlord provides an alternative method of said utility delivery or access, then the amount of each daily abatement of Base Rent and Additional Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water, sewer/septic service, and electricity.

Section 6.4 Additional Services. Should Tenant request of Landlord any services that Landlord is not obligated to provided hereunder, Tenant agrees to pay to Landlord as Additional Rent therefor Landlord’s actual costs for providing such service, plus an additional 15% of such costs as an administrative fee, within 30 days of Landlord’s billing Tenant therefor together with reasonable and customary back-up documentation.

Section 6.5 Landlord’s Indemnity. Subject to Section 13.5, Landlord will indemnify and hold Tenant (and any and all Persons claiming by, through or under Tenant) harmless from and against all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from: (i) any breach of this Lease by Landlord or any of Landlord’s Invitees or other Person claiming by, through or under Landlord; and/or (ii) any misconduct or negligence of Landlord or any of Landlord’s Invitees, or any accident, injury or damage occurring in, on or about the Project which results or is claimed to have resulted from any misconduct or negligence of Landlord or any of Landlord’s Invitees. This indemnification and hold harmless agreement shall survive the termination of this Lease.

ARTICLE VII

CERTAIN OBLIGATIONS OF TENANT

Section 7.1 Rent. Tenant will promptly pay the Base Rent and Additional Rent, including without limitation any and all fees, charges, expenses, fines, assessments or other sums payable by Tenant to Landlord (or to the applicable provider of utilities) at the time and in the manner provided for in this Lease, all of which shall be deemed to be obligations to pay Base Rent or Additional Rent.

Section 7.2 Utilities. In addition to gas and electricity that are the subject of Section 4.6 and water and sewer that are the subject of Section 6.1(c), Landlord reserves the right to cause any or all of Tenant’s other utilities to be separately metered or submetered. In the event that Tenant is billed directly by a utility provider, then Tenant shall pay such bills directly to such utility provider prior to their due dates. In the event Tenant’s utility usage is separately metered or sub-metered by Landlord, Tenant shall pay the billed charges therefor (with no mark-up by Landlord) to Landlord as Additional Rent within 30 days of Landlord’s billing therefor. In the event Tenant’s utility usage is not separately metered, then, except for Tenant’s Utility Costs, Tenant shall pay for such usage as a part of the Operating Costs. Tenant agrees that its use of electric current shall never exceed the capacity of existing feeders, risers and wiring installations in the Building. Tenant shall not make or perform any alterations to wiring, installations, lighting fixtures or other electrical facilities in any manner without the prior written consent of Landlord, which Landlord will not unreasonably withhold or delay. Any risers or wiring to meet Tenant’s excess electrical requirements, if requested by Tenant and approved by Landlord, will be installed by Landlord at Tenant’s expense.

Section 7.3 No Waste. Tenant shall not overload, damage or deface the Premises nor shall it suffer or permit the same to be done, nor shall it commit any waste.

Section 7.4 Maintenance; Repairs; and Yield‑Up.

(a) Tenant will keep the Premises neat and clean and maintain the same in good repair, condition and appearance, subject to reasonable wear and tear and damage by fire or other casualty and eminent domain. Tenant’s obligation to so maintain and repair the Premises shall apply to all of the Premises, including, without limitation, all doors, glass, fixtures, interior walls, floors, ceilings, and any building systems exclusively serving the Premises. There is excepted from Tenant’s obligations under this Section only (i) damage to such portions of the Premises not the responsibility of Tenant under this Lease and originally constructed by Landlord, and (ii) repairs and work that are otherwise the specific responsibility of Landlord hereunder. At the end of the Lease Term or sooner termination of this Lease, Tenant shall peaceably surrender and deliver up the Premises to Landlord, broom clean, with all utilities safely capped, and in good repair and condition, subject to reasonable wear and tear and damage by fire or other casualty and eminent domain, and remove all signs and lettering and all personal property, goods and effects belonging to Tenant or anyone claiming through or under Tenant. Tenant shall cause all maintenance and repair work to conform to Legal Requirements. Tenant shall keep the Premises clear of all filth, trash and refuse. If Tenant defaults in the performance of Tenant’s obligations under the above provisions of this Section and, with respect to any such default other than a default existing upon termination of this Lease, Tenant fails to commence the cure of such default within 30 days after written notice by Landlord (or such shorter period reasonable under the circumstances as Landlord may specify in such written notice) or to diligently and continuously pursue the cure to completion after commencement, then Landlord will have the right (but not the obligation), without waiving any default by Tenant, to cause such obligations to be performed, giving Tenant the opportunity to have its representative observe the performance of such obligations if practical, and if Landlord causes any of such obligations to be performed as permitted above, the costs and expenses reasonably incurred by Landlord in connection therewith shall be due and payable by Tenant to Landlord as Additional Rent within 30 days of Landlord’s delivery to Tenant of an invoice therefor, together with reasonable and customary back-up documentation.

(b) Tenant shall keep any and all Outside Equipment neat and clean and maintain any and all Outside Equipment in good repair and condition. At the end of the Lease Term or sooner termination of this Lease, Tenant shall, at Tenant’s cost, remove the Outside Equipment, repair any and all damage to the roof and other parts of the Building resulting from such removal and restore the roof and other parts of the Building damaged by the Outside Equipment to the same condition as existed prior to the installation of such Outside Equipment, reasonable wear and tear excepted.

Section 7.5 Alterations by Tenant. Tenant will not make any change in, or addition to, the Premises without first obtaining, on each occasion, Landlord’s consent in writing as provided below (which consent shall not be unreasonably withheld, conditioned or delayed), and then only at Tenant’s expense, and in a lawful manner and upon such terms and conditions as Landlord, by such writing, shall reasonably approve, which shall include, without limitation, (a) maintenance of insurance in form and substance reasonably satisfactory to Landlord, and (b) compliance with Sections 7.9 or 7.11; provided that Landlord’s consent shall not be required for non-structural alterations costing less than $100,000.00 per alteration and costing less than $250,000.00 in the aggregate in any calendar year. Any alteration or addition shall be consistent in appearance with the rest of the Building and the Project and shall be made only after duly obtaining (and providing to Landlord copies of) all required permits and licenses from all governmental authorities. Tenant will deliver to Landlord in writing a schedule setting forth the details and location of all such proposed alterations or additions and detailed plans and specifications (to the extent customarily required with respect to such alterations or additions). The contractor(s) performing the work shall be subject to Landlord’s approval, which will not be unreasonably withheld, conditioned or delayed. All approved repairs, installations, alterations, additions or other improvements made by Tenant shall be made in a good and workmanlike manner, between such hours as reasonably approved in writing by Landlord, and in such a way that utilities will not be interrupted and other tenants and occupants of the Project will not suffer unreasonable inconvenience or interference as reasonably determined by Landlord. Unless Landlord elects otherwise at the time it grants its approval, but subject to Section 7.6, all installations, alterations, additions or improvements in or to the Premises shall be the property of Landlord and shall remain upon, and be surrendered with, the Premises at the end of the Lease Term or sooner termination of this Lease. If Landlord requires Tenant to remove any such installations, alterations, additions or improvements at the end of the Lease Term or sooner termination of this Lease, Landlord shall notify Tenant of such requirement at the time Landlord initially consents in writing to such installation, alteration, addition, or improvement. For clarity, Tenant shall not be required at the end of the Lease Term to remove or restore the Premises to remove the standard office improvements included as part of the Tenant Improvements Work (but Tenant may be required to remove any Specialty Alterations in accordance with Section 3.3), and internal stairs within the Premises shall remain in place at the end of the Lease Term. In addition, on whole floors included in the Premises, Tenant shall be permitted to make modifications to base building restrooms and elevator lobbies with Landlord’s consent, not to be unreasonably withheld, conditioned or delayed and once approved such improvements may remain in place without restoration or removal at the end of the Lease Term.

Section 7.6 Trade Fixtures and Equipment. Any trade fixtures, Outside Equipment and other equipment installed in, or attached to, the Premises by Tenant shall remain the property of Tenant. Tenant shall have the right, at any time and from time to time during the Lease Term, to remove any and all of its trade fixtures, Outside Equipment and other equipment that it may have installed in, or attached to, the Premises, during the Lease Term. In addition, prior to the end of the Lease Term or sooner termination of this Lease, Tenant shall remove all of Tenant’s trade fixtures, Outside Equipment and other equipment unless Landlord gives Tenant a written waiver for same. At any time that Tenant removes any of its trade fixtures, Outside Equipment or other equipment, Tenant shall promptly repair any damage to, or destruction of, the Building caused by such removal.

Section 7.7 Compliance with Laws. Tenant, in its use of the Premises and at its sole expense, shall comply with all Legal Requirements, including, without limitation, all Legal Requirements related to the use, storage, discharge, release, removal or existence of Hazardous Materials. Tenant shall keep the Premises in a sanitary and safe condition in accordance with all Legal Requirements. Notwithstanding the foregoing, Tenant shall not be responsible (other than through Tenant’s responsibility for Tenant’s Building Share of Building Operating Costs and Tenant’s Project Share of Project Operating Costs, to the extent applicable) for compliance with any Legal Requirement requiring structural repairs, repairs to improvements located outside of and not exclusively serving the Premises, or the installation of new building equipment such as sprinklers, unless the need for such compliance arises from the Tenant Improvements Work or any other work or alterations performed for or on behalf of Tenant, Tenant’s particular manner of use of the Premises, or Tenant’s negligence.

Section 7.8 Contents at Tenant’s Risk. All inventory, equipment, goods, merchandise, furniture, fixtures and property of every kind that may be on or about the Premises, including but not limited to any Outside Equipment, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, no part of such loss or damage shall be charged to or borne by Landlord. Tenant shall maintain full and adequate insurance coverage on all of its property at the Premises, including physical damage, theft and business interruption insurance, or Tenant shall be a self‑insurer thereof, in which case Tenant shall so advise Landlord in writing and shall be fully responsible for all such damage, and shall indemnify and save harmless Landlord from any loss, cost, expense, damage or liability resulting from Tenant’s failure to have such insurance. Such insurance on Tenant’s property shall contain a waiver of subrogation clause in favor of Landlord, or shall name Landlord as an additional insured for the sole purpose of preventing a subrogation claim against Landlord. If Tenant is a self‑insurer, in whole or in part, Landlord shall be entitled to the same benefits it would have enjoyed had insurance covering the loss in full with a waiver of subrogation clause been in effect, or as if Landlord had been named on insurance covering the loss in full as an additional insured for the purpose of preventing a subrogation claim.

Section 7.9 Indemnification and Insurance. Subject to Section 13.5, Tenant will indemnify and hold Landlord (and any and all Persons claiming by, through or under Landlord) harmless from and against all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from: (i) any breach of this Lease by Tenant or any of Tenant’s Invitees or other Person claiming by, through or under Tenant; and/or (ii) any misconduct or negligence of Tenant or any of Tenant’s Invitees, or any accident, injury or damage occurring in, on or about the Project which results or is claimed to have resulted from any misconduct or negligence of Tenant or any of Tenant’s Invitees. This indemnification and hold harmless agreement shall survive the termination of this Lease.

From the commencement of any pre‑term occupancy by Tenant, and thereafter during the Lease Term and any period of holding over, Tenant shall maintain in full force and effect a policy of commercial general liability insurance under which Landlord (and its designees) and Landlord’s mortgagee(s) are named as additional insureds. Each such policy shall be non‑cancelable with respect to Landlord without 30 days prior written notice to Landlord, and Tenant shall deliver to Landlord prior to any pre‑term occupancy, prior to the Commencement Date and thereafter at least 30 days prior to the expiration of any then effective coverage a satisfactory written certificate of insurance coverages or the renewal or replacement of such coverages. The minimum limits of liability of such insurance shall be $1,000,000.00 combined single limits for bodily injury and property damage, each occurrence, and $1,000,000.00 limits for personal injury, together with an overall umbrella coverage of an additional $4,000,000.00, which minimum limits shall be subject to adjustment from time to time during the Lease Term (but, absent extraordinary circumstances, not more frequently than once every three (3) years) by Landlord in its commercially reasonable discretion. Tenant shall not permit any contractor to do any work at or furnish any materials to be incorporated into the Premises, whether or not included in the Tenant Improvements Work, without first delivering to Landlord satisfactory evidence of the Contractor’s commercial general liability insurance, worker’s compensation insurance and automobile insurance, each reasonably acceptable to Landlord and complying with any insurance specifications provided by Landlord. All insurance requirements imposed upon Tenant or its contractors under this Lease shall be subject to the further requirement that the forms of coverage and the insurers providing the insurance be licensed in the Commonwealth of Massachusetts, be in sound financial condition, carry an A- or better Best’s rating, and be reasonably acceptable to Landlord. Landlord shall not be responsible or liable to Tenant, or to Persons claiming by, through or under Tenant, for any loss or damage caused by the acts or omissions of Persons occupying or using any part of the Project, provided that the foregoing shall not exculpate Landlord, Landlord’s Invitees, or other Persons claiming by, through or under Landlord from its or their own willful misconduct or negligence.

Section 7.10 Landlord’s Access. Landlord and its representatives shall have the right without charge to it and without reduction in Base Rent or Additional Rent, upon 24 hours’ prior notice, at reasonable times and in such manner as shall not unreasonably interfere with Tenant’s business, to enter the Premises for any reasonable purpose (including, without limitation, showing the Premises to prospective purchasers, tenants and lenders; provided, however, that the Premises may only be shown to prospective tenants during the last 14 months of the Lease Term and during the pendency of any Event of Default hereunder) and to make entry for the purpose of investigating repair or maintenance problems and to make such repairs or changes as Landlord deems advisable (subject to the terms and conditions hereof and only to the extent required or permitted hereunder), and to maintain, use, repair, replace, relocate or introduce pipes, ducts, wires, meters and any other Landlord’s fixtures serving or to serve the Premises or other parts of the Project (that shall be installed above ceilings, behind walls, along existing columns, or in other areas that do not interfere with Tenant’s business or use of the Premises), or to maintain or repair any portion of the Project, and, in case of an emergency, whether resulting from circumstances in the Premises or elsewhere on the Project, Landlord or its representatives may enter the Premises (forcibly, if necessary) at any time to take such measures as reasonably may be needed to cope with such emergency. Such access shall include, but not be limited to, the right to open floors, walls, ceilings, and building systems for the foregoing purposes. Other than where impractical in case of an emergency, Landlord shall give Tenant reasonable opportunity to have a Tenant’s representative accompany Landlord during any access to the Premises by Landlord pursuant to this Section.

Section 7.11 No Liens. Tenant shall not permit any mechanics’, laborers’ or materialmen’s liens to stand against any portion of the Project or Tenant’s interest in the Premises, this Lease, or the estate created hereby for any labor or materials furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed in or on the Premises by or at the direction or sufferance of Tenant. Tenant shall pay the underlying charges, bond against or discharge any construction lien within 30 days after receipt of a written request therefor by Landlord. The failure of Tenant to pay the underlying charges, bond against or discharge any construction lien within such 30 day period will carry with it the same consequences as failure to pay any installment of Base Rent.

Section 7.12 Compliance with Rules and Regulations. Tenant and its Invitees shall comply with the Rules and Regulations. Landlord and Other Landlords may, in their commercially reasonable discretion, from time to time modify the Rules and Regulations, provided that such modification is not inconsistent with Tenant’s rights under this Lease and does not materially adversely affect Tenant’s operations at the Premises, and waive any one or more of the Rules and Regulations in the case of any one or more tenants. Landlord shall enforce the Rules and Regulations, if at all, in a non-discriminatory manner.

ARTICLE VIII

SUBLETTING AND ASSIGNMENT

Section 8.1 Subletting and Assignment.

(a) Except as otherwise provided below, Tenant shall not assign, mortgage, pledge or encumber this Lease nor sublet all or any part of the Premises, nor permit or allow the use of all or any part of the Premises by third party users, such as concessionaires, without, on each occasion, obtaining Landlord’s prior written consent thereto. Landlord will not unreasonably withhold, condition or delay its consent to an assignment of this Lease or sublease of all or any part of the Premises under the circumstances described in Section 8.1(b)(i), and Landlord’s consent to an assignment of this Lease or a sublease of the Premises to a Permitted Transferee under the circumstances described in Section 8.1(b)(ii) shall not be required; otherwise, the consent of Landlord to an assignment, sublease or other transaction covered by this Section 8.1(a) will be within Landlord’s sole discretion. As used herein, the term “assign” or “assignment” shall be deemed to include, without limitation: (i) any transfer of Tenant’s interest in this Lease by operation of law or the merger or consolidation of Tenant with or into any other firm or corporation; or (ii) the transfer or sale of a controlling interest in Tenant (whether in a single transaction or a series of transactions) and whether by sale of its capital stock or otherwise, other than by reason of a sale of a portion of the capital stock of Tenant to raise capital that does not result in a change in the day-to-day control of Tenant.

(b) (i) Landlord will not unreasonably withhold or delay its consent to any assignment of this Lease or any sublease of all or any part of the Premises, so long as (A) the assignment or sublease will not violate the terms of the Declaration; (B) the assignee or subtenant and its proposed use is of a character consistent with the Project; (C) the assignee’s or subtenant’s proposed use is permitted under the terms of this Lease; (D) the assignee or subtenant is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; (E) Tenant pays to Landlord all of Landlord’s reasonable expenses arising out of such assignment or sublease, including, without limitation, reasonable attorneys’ fees; (F) there does not then exist an Event of Default; (G) each of Landlord’s mortgagees has consented in writing to such assignment or sublease if such mortgagee’s consent is required pursuant to the terms of the applicable financing documents; (H) if a sublease, there would not be more than two occupants (including Tenant and any subtenant) on any floor of the Building; and (I) if a sublease, the proposed sublease prohibits any assignment of the sublease or any sub-sublease of any portion of the Premises without the prior written consent of Landlord. Tenant acknowledges and agrees that Landlord’s withholding of consent to (x) a proposed sublease of part of the Premises to another tenant of the Project when Landlord then has available for lease to such tenant similar office space in the Project, (y) a proposed sublease of all or part of the Premises to another tenant of the Project such that the aggregate space in the Premises subleased by Tenant to other tenants of the Project exceeds 35,000 square feet, or (z) an assignment of this Lease to another tenant of the Project, shall be reasonable.

(ii) Notwithstanding anything herein to the contrary, Tenant may, upon written notice to, but without the requirement of consent by, Landlord, assign this Lease or sublease the Premises or a portion thereof to a Permitted Transferee, so long as: (1) the Permitted Transferee is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; and (2) no Event of Default will be created as a result of the proposed assignment or the proposed use by the Permitted Transferee and (3) the Permitted Transferee has a tangible net worth, computed in accordance with GAAP, at least equal to the greater of (x) the tangible net worth of Tenant immediately prior to such transfer, or (y) the tangible net worth of Tenant herein named on the Effective Date of this Lease. Landlord acknowledges and agrees that the Premises may be occupied by one or more entities, which is or are a subsidiary, parent or affiliate of Tenant (“Affiliate”), pursuant to occupancy agreement(s) or license agreement(s) entered into by Tenant and such Affiliate, and Landlord agrees that the execution of such agreement(s) will not be deemed to be an assignment of this Lease or sublease of the Premises under the terms of this Lease.

(c) In the event of any permitted assignment of this Lease or sublease of all or any part of the Premises by Tenant, except in the case of an assignment to a Permitted Transferee in circumstances where Tenant ceases to exist, Tenant shall be jointly and severally liable with the new tenant for the payment of any and all Base Rent and Additional Rent that may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of Tenant to be performed hereunder. Except in the case of an assignment or sublease to a Permitted Transferee, Tenant shall also pay to Landlord 50% of any Sublease Profit, as defined in Section 8.1(d), as and when received by Tenant. No such assignment or sublease shall be valid or effective unless and until (i) the new tenant and Tenant execute and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, pursuant to which inter alia, such new tenant (A) assumes all of the obligations of Tenant under this Lease, (B) if a sublease, agrees to execute and deliver such estoppel certificates and subordination agreements in the same forms as Landlord may require of Tenant under this Lease, (C) if a sublease, acknowledges that Landlord has no obligations to new tenant under this Lease, the sublease or otherwise and (D) agrees to maintain the same insurance coverages as the insurance coverages that Tenant is required to maintain under this Lease and to provide evidence thereof to Landlord in accordance with the terms of this Lease; and (ii) the new tenant delivers to Landlord evidence of the insurance coverages required to be maintained by such new tenant under the agreement referenced in clause (i) above. No modification of the terms of this Lease or any course of dealing between Landlord and any assignee or sublessee of Tenant’s interest herein shall operate to release or affect Tenant’s obligations hereunder.

(d) As used in Section 8.1(c), “Sublease Profit” means: (i) in the case of a sublease of all or any part of the Premises, the amount, if any, by which (A) the rent (including base rent and additional rent) under the sublease exceeds (B) the sum of (I) the Base Rent and Additional Rent under this Lease for the Premises (or part of the Premises) subject to the sublease, determined on a per square foot basis, plus (II) the amortization of the Tenant Improvements Costs for the Premises (or part of the Premises) subject to the sublease, determined on a per square foot basis and on the basis of straight-line amortization over the Initial Term, plus (III) to the extent that the costs of the sublease would be capitalized under GAAP, the amortization of such costs determined on a straight-line basis over the term of the sublease, plus (IV) the costs of the sublease that would not be capitalized under GAAP and have not previously been applied to reduce or offset Sublease Profit; and (ii) in the case of an assignment of this Lease, the amount, if any, by which (A) any amount paid by the assignee to Tenant for the assignment exceeds (B) the sum of (I) the unamortized Tenant Improvements Costs as of the date of the assignment, determined on the basis of straight-line amortization over the Initial Term, plus (II) the costs of the assignment. Sublease Profit shall be determined with respect to a sublease upon each payment of rent under the Sublease. Sublease Profit shall be determined with respect to an assignment upon the assignment.

(e) Tenant shall not enter into any arrangements with any subtenant or assignee to circumvent, or that have the effect of circumventing, (i) Tenant’s obligation to share rents received from a sublease or assignment or (ii) any other provisions of this Article VIII.

(f) Notwithstanding anything to the contrary contained in this Article VIII or other provisions of this Lease, in the event that Tenant seeks Landlord’s consent to an assignment of this Lease, other than to a Permitted Transferee, or a sublease of 90% or more of the Premises for substantially the remainder of the Term, other than to a Permitted Transferee, Landlord, at its option, may terminate this Lease (or if the request is for a sublease of less than all of the Premises, Landlord may terminate this Lease only as to the portion requested to be sublet and Landlord and Tenant shall execute an amendment to this Lease to modify the Premises and to adjust Base Rent and Tenant’s Share based upon the approximate remaining leasable square footage to the Leasable Square Footage of the Building and the Project). In such an event, Landlord may enter into a new lease with the proposed assignee or sublessee or any other party on any terms and provisions acceptable to Landlord in Landlord’s sole discretion for the Premises or the portion of the Premises released from this Lease.

ARTICLE IX

RIGHTS OF MORTGAGEES AND GROUND LESSORS; ESTOPPEL CERTIFICATES

Section 9.1 Subordination to Mortgages and Ground Leases.

(a) Generally. Tenant agrees that, subject to the contrary election of a mortgagee or ground lessor as provided in Section 9.2, this Lease is and shall be and remain subordinate to the lien of any present or future mortgage or mortgages, or ground lease, encumbering Parcel 200 and/or the Building, irrespective of the time of execution or time of recording of any such mortgage or mortgages, or ground lease, and to all renewals, extensions, and modifications therefor or amendments thereto; provided that as a condition to such subordination to any present or future mortgage or ground lease, the mortgagee or ground lessor must agree not to disturb Tenant’s possession of the Premises pursuant to the terms of this Lease so long as no Event of Default exists. Tenant agrees that it will, upon ten Business Days’ advance written request from Landlord or any holder of a mortgage on the Building or all or a portion of the Project or the ground lessor thereof, execute, acknowledge, and deliver any and all instruments in commercially reasonable form reasonably deemed necessary or desirable by Landlord or such holder to give effect to, or notice of, such subordination, provided that such subordination includes a non-disturbance agreement for the benefit of Tenant on commercially reasonable terms and conditions, which Tenant shall negotiate in good faith. Landlord shall use commercially reasonable efforts to obtain an SNDA Agreement from any future mortgagees.

Section 9.2 Lease Superior at Mortgagee’s or Ground Lessor’s Election. At the request in writing of any mortgagee or ground lessor of Parcel 200 and/or the Building, this Lease shall be deemed superior to such mortgage or ground lease, whether this Lease was executed before or after such mortgage or ground lease, and Tenant shall execute such documents to effect the foregoing in recordable form reasonably acceptable to Tenant as such mortgagee or ground lessor shall request.

Section 9.3 Notice to Mortgagee and Ground Lessor. Upon receipt of a written request from Landlord or any holder of a mortgage on Parcel 200 and/or the Building or the ground lessor thereof, Tenant will thereafter send to any such holder copies of all notices (including, but not limited to, notices of default or termination) given by Tenant to Landlord in accordance with any provision of this Lease. In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein or any breach by Landlord of any representation or warranty of Landlord herein, any such holder may at its election cure such failure or breach for and on behalf of Landlord within 30 days from the date Tenant delivers written notice to such holder of such failure or breach, unless such failure or breach is of such a nature to reasonably require more than 30 days to cure, and then such holder shall be permitted such additional time as is reasonably necessary to effect such cure, provided such holder diligently and continuously proceeds to cure such failure or breach. In the event of any inconsistency between this Section and any similar provision in an SNDA Agreement entered into by Tenant and any mortgagee or ground lessor, the provisions of the SNDA Agreement shall be controlling.

Section 9.4 Limitations on Obligations of Mortgagees, Ground Lessors and Successors . Tenant agrees that the holder of a mortgage or ground lease or any successor-in-interest to any of them or to

Landlord shall not be: (a) bound by any payment of an installment of Base Rent or Additional Rent that may have been made more than 30 days before the due date of such installment, except to the extent any such advance payments are required under this Lease or have actually been transferred to the holder of a mortgage or ground lease or such successor in interest; (b) bound by any amendment or modification to this Lease made without the consent of the holder of a mortgage or ground lease or such successor in interest; (c) liable for any previous act or omission of Landlord (or its predecessors in interest), except for defaults of an ongoing or continuing nature of which the holder of a mortgage or ground lease or such successor in interest has written notice and has failed to cure within 30 days from the date Tenant delivers written notice to such holder or successor of such continuing default, unless such default is of such a nature to reasonably require more than 30 days to cure, and then such holder or successor shall be permitted such additional time as is reasonably necessary to effect such cure, provided such holder or successor commences such cure within such 30 day period and thereafter diligently and continuously proceeds to cure such default; (d) responsible for any monies owing by Landlord to the credit of Tenant (unless such holder or successor in interest has actually received such funds) or subject to any credits, offsets, claims, counterclaims, demands or defenses that Tenant may have against Landlord (or any of its predecessors in interest); or (e) obligated to make any payment to Tenant other than any security deposit actually delivered to the holder of a mortgage or ground lease or such successor in interest. Further, Tenant agrees that it will not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to the holder of such mortgage or ground lease (at such holder’s last address furnished to Tenant) and such holder shall have failed to remedy such act or omission within 30 days of such notice, unless such act or omission is of such a nature to reasonably require more than 30 days to cure, and then such holder or successor shall be permitted such additional time as is reasonably necessary to effect such cure, provided such holder or successor commences such cure within such 30 day period and thereafter diligently and continuously proceeds to cure such act or omission. The parties anticipate that the subject matter of the above provisions of this Section 9.4 will be addressed in the various SNDA Agreements to be entered into in connection with this Lease, and in the event of any inconsistency between this Section and any similar provision in an SNDA Agreement, the provisions of the SNDA Agreement shall be controlling.

Section 9.5 Estoppel Certificates. Tenant agrees, at any time and from time to time, within ten Business Days after written request by Landlord or any holder of a mortgage on all or a portion of the Project or the ground lessor thereof, to execute, acknowledge and deliver to Landlord a statement in writing certifying that (except as may be otherwise specified by Tenant): (i) this Lease is presently in full force and effect and unmodified; (ii) Tenant has accepted possession of the Premises; (iii) any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iv) no rent under this Lease has been paid more than 30 days in advance of its due date; (v) the addresses for notices to be sent to Tenant is as set forth in this Lease or as specified in such certificate; (vi) Tenant as of the date of executing the certificate has no charge, lien or claim of offset under this Lease, or otherwise, against rents or other charges due or to become due hereunder; (vii) Tenant is not in default under this Lease; (viii) to the best of Tenant’s knowledge, Landlord is not in default of this Lease; and (ix) such other information as Landlord may reasonably request about this Lease or Tenant’s occupancy. Landlord shall, from time to time, within ten Business Days after written request by Tenant, deliver to Tenant or Tenant’s designee, an estoppel certificate stating that this Lease is presently in full force and effect and unmodified, the date to which rent has been paid, the unexpired term, and such other factual matters pertaining to this Lease as may be reasonably requested by Tenant.

Section 9.6 Amendment of Declaration. Tenant agrees that the Declaration may be amended from time to time without the consent of Tenant, so long as such amendment does not (a) materially adversely affect the use and enjoyment of the Premises by Tenant pursuant to this Lease or Tenant’s other rights hereunder, (b) materially increase Tenant’s obligations in respect of Additional Rent, (c) further restrict Tenant’s ability to sublease or assign this Lease; or (d) change the character of the Project. All references herein to the Declaration shall be references to the Declaration as amended from time to time. Landlord shall provide Tenant with copies of any future amendments of the Declaration.

ARTICLE X

CASUALTY

Section 10.1 Damage From Casualty.

(a) If any portion of the Premises or the Building affecting Tenant’s use of the Premises is damaged by fire or other casualty, Tenant shall give Landlord written notice of such casualty promptly after Tenant becomes aware of such casualty. Within 60 days after Tenant gives Landlord written notice of such casualty or Landlord otherwise becomes aware of such casualty, Landlord shall notify Tenant in writing as to the period of time (beginning with the commencement of the restoration work) that a third party consultant chosen by Landlord reasonably estimates it will take to perform the restoration work that is the responsibility of Landlord as provided below (such estimated period of time being called the “Restoration Period”). If the Restoration Period exceeds 270 days, Tenant may elect to terminate this Lease upon written notice to Landlord no later than 30 days after Landlord’s notice is given. If (i) the Restoration Period exceeds 270 days but Tenant does not elect to terminate this Lease, or (ii) the Restoration Period is 270 days or less, then this Lease shall remain in full force and effect and (x) Landlord shall promptly, and with commercially reasonable due diligence, repair or rebuild so much of the Premises (and Building, as applicable) as were originally constructed by Landlord to substantially their condition immediately prior to the casualty (subject, however, to Legal Requirements then in existence) and (y) Tenant shall concurrently (to the extent practical and consistent with good construction practices) repair and restore so much of the Premises as were originally constructed by Tenant (that is, the Tenant Improvements Work). If Landlord does not substantially complete the restoration work that is the responsibility of Landlord within 60 days after the end of the Restoration Period, subject to extension for Excusable Delay, Tenant shall have the right for the 30 days following the expiration of such period to terminate this Lease upon written notice to Landlord. Notwithstanding the above, however, the Lease shall automatically be reinstated if Landlord substantially completes the restoration work that is the responsibility of Landlord and delivers the Premises to Tenant within 30 days after Tenant’s termination notice. Furthermore, notwithstanding anything to the contrary contained herein, (I) if Landlord does not substantially complete the restoration work that is the responsibility of Landlord within 18 months after occurrence of the subject casualty, subject to extension for Excusable Delay, Tenant may, by written notice given to Landlord prior to substantial completion of such restoration work, terminate this Lease, and (II) Landlord or Tenant may terminate this Lease if (A) any casualty occurs during the last 24 months of the Lease Term (including any extension thereof) and the Restoration Period is estimated to exceed 180 days or (B) any casualty occurs during the last 12 months of the Lease Term (including any extension thereof) and the Restoration Period is estimated to exceed 90 days. If Tenant is occupying the Premises on the effective date of any termination of this Lease in accordance with this Section 10.1(a), Tenant shall thereafter have a reasonable period of time in which to vacate the Premises.

(b) Notwithstanding any other provisions of this Section 10.1 to the contrary, Landlord may terminate this Lease by delivering written notice of termination to Tenant within 60 days after any substantial damage to or destruction of the Premises or the Building affecting Tenant’s use of the Premises (i) that is caused by any peril not covered by the insurance to be maintained by Landlord in accordance with this Lease, or (ii) if Landlord’s mortgagee or ground lessor is not obligated, and refuses, to release the insurance proceeds to pay for costs of restoration; provided that as conditions of Landlord’s right to terminate this Lease pursuant to clause (ii) above, Landlord shall have used commercially reasonable efforts to negotiate with Landlord’s mortgagee or ground lessor to obtain the release of insurance proceeds to pay for costs of restoration and, failing such release, shall have used commercially reasonable efforts to refinance the Premises on terms reasonably satisfactory to Landlord to provide the funds for restoration..

Section 10.2 Abatement of Rent. In the event that the provisions of Section 10.1 shall become applicable, the Base Rent, Tenant’s Project Share of Project Taxes and Project Operating Costs, and Tenant’s Building Share of Building Taxes and Building Operating Costs shall be abated or reduced proportionately for the period in which, by reason of any such damage or destruction, there is material interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue (but may be adjusted from time to time based on the extent of the interference with Tenant’s operations) for the period commencing with such destruction or damage and ending with the substantial completion by Landlord of such work, repair and/or reconstruction as Landlord is required to perform hereunder.

ARTICLE XI

EMINENT DOMAIN

Section 11.1 Right to Terminate and Abatement in Rent. In the event that the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi‑public authority, this Lease shall terminate as of the date that Tenant is required to vacate the Premises, or such earlier date as Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Premises being taken (or if Tenant shall thereby be deprived of the access thereto or of Tenant’s Parking Allocation) so as to render the Premises or a material portion thereof unsuitable for Tenant’s continued use and occupancy, as in good faith determined by Tenant, Tenant may elect to terminate this Lease by written notice to Landlord given not more than 90 days after the date on which Tenant receives notice of the taking. Upon the giving of any such notice of termination this Lease and the Lease Term shall terminate as of the date on which Tenant shall be required to vacate any part of the Premises (or shall be deprived of such means of access thereto or of Tenant’s Parking Allocation). In the event of any such termination, this Lease shall expire as of the effective termination date as fully and completely as if such date were the date originally fixed herein for the end of the Lease Term. If this Lease does not terminate in accordance herewith, a just proportion of the rent, according to the nature and extent of the taking and the resulting permanent injury to the Premises, the means of access thereto and/or Tenant’s Parking Allocation, shall be permanently abated and a just proportion of the remainder of the Rent, according to the nature and extent of the taking, and the resultant injury sustained by the Premises, the means of access thereto and/or Tenant’s Parking Allocation, shall be abated until what remains of the Premises, the means of access thereto and the Parking Areas shall have been restored as fully as practicable for permanent use and occupation by Tenant in accordance herewith. In the event of a taking of any portion of the Building or any Other Building, Tenant’s Building Share and Tenant’s Project Share, as applicable, shall be recomputed.

Section 11.2 Restoration. If this Lease is not terminated upon a partial taking as provided in Section 11.1, Landlord shall, with reasonable due diligence and at Landlord’s expense, restore the remainder of the Premises (or the remainder of the means of access or the Parking Areas, as the case may be), to a condition, to the extent practical, substantially the same as that immediately preceding the taking, but subject to zoning laws and building codes then in existence; provided, however, that if the available proceeds of the eminent domain award are insufficient for that purpose, Landlord shall have no obligation to expend funds in excess of said proceeds, and Landlord shall have the right to select which portions of the Project, if any, shall be restored. The term “available proceeds” means the amount of the award paid to Landlord, less cost of obtaining the same (including reasonable attorneys’ fees and reasonable appraisal fees) and less the amount thereof required to be paid to a mortgagee or ground lessor. In the event Landlord fails to commence restoration of the Project and/or the Premises within 60 days after the taking or in the event such restoration has not been substantially completed within 270 days of the taking, subject to extension for Excusable Delay, Tenant shall have the right to terminate this Lease upon 30 days’ prior written notice to Landlord.

Section 11.3 Landlord to Control Eminent Domain Action. Except as otherwise provided herein, Landlord reserves all rights to compensation for damage to the Premises or any part thereof, or the leasehold hereby created, heretofore accrued or hereafter to accrue, by reason of any taking for public use of the Premises or any portion thereof, or right appurtenant thereto, or privilege or easement in, through, under or over the same, and by way of confirmation of the foregoing Tenant hereby assigns all rights to such damages heretofore accrued or hereafter accruing during the Lease Term to Landlord. Nothing contained in this Section 11.3 shall prevent or prohibit Tenant from filing a separate claim with the public or other taking authority in an eminent domain proceeding for (i) moving and other relocation expenses; (ii) the value of any personal property of Tenant, including, without limitation, trade fixtures, business equipment and furniture, lost or damaged as a result of such taking, and (iii) the unamortized value of the

Tenant Improvements Work for the remainder of the Lease Term (and any extensions thereof) calculated on the basis of the useful life of the leasehold improvements in accordance with GAAP.

ARTICLE XII

DEFAULT AND REMEDIES

Section 12.1 Event of Default. As used herein, “Event of Default” means the occurrence and/or existence of any one or more of the following: (a) (i) Tenant shall fail to pay any installment of Base Rent or Additional Rent on or before the date on which the same becomes due and payable, and such failure continues for ten days after Landlord gives Tenant written notice thereof, or (ii) Landlord having given the notice specified in the foregoing clause (a)(i) to Tenant three times in any 12 month period, Tenant shall fail, on another occasion within 12 months after the first such notice, to pay any installment of Base Rent or Additional Rent on or before the date on which the same becomes due and payable; or (b) Tenant shall neglect or fail to perform or observe any of the other covenants or undertakings herein on its part to be performed or observed and such neglect or failure shall continue for 30 days after notice to Tenant; provided that if the default is other than a default under clause (a) above, or clauses (c) through (h) below, and is such that it cannot reasonably be cured within 30 days, but is reasonably susceptible of cure, such 30 day period shall be extended for such time as is reasonably necessary to cure such default, provided that Tenant commences to cure such default within said 30 day period and diligently continues to cure such default to completion; or (c) there is filed by Tenant any case, petition, proceeding or other action under any Bankruptcy Law; or (d) any other proceedings shall be instituted against Tenant under any Bankruptcy Law and not be dismissed within 60 days; or (e) Tenant shall execute an assignment of its property for the benefit of its creditors; or (f) a receiver, custodian or other similar officer for Tenant shall be appointed and not be discharged within 60 days; or (g) the estate hereby created shall be taken by execution or by other process of law and is not redeemed by Tenant within 30 days thereafter; or (h) an assignment or sublease in violation of the terms of this Lease.

Section 12.2 Landlord’s Remedies.

(a) Upon the occurrence of an Event of Default, Landlord may, immediately or at any time thereafter (notwithstanding any license or waiver of any former breach or waiver of the benefit hereof, or consent in a former instance), and without further demand or notice, in person or by agent or attorney, enter the Premises or any part thereof and repossess the same as of its former estate, or terminate this Lease by written notice to Tenant, and in either event expel Tenant and those claiming through or under it and remove their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedy that might otherwise be used for arrears of Base Rent or Additional Rent or breach of covenant, and upon entry or written notice of termination, or automatic termination, both as aforesaid, this Lease shall terminate and Landlord, in addition to all other remedies that it may have at law or equity, and not in limitation thereof, shall have the remedies provided in this Article XII.

(b) If, pursuant to Section 12.2(a), Landlord terminates Tenant’s right of possession of the Premises without terminating this Lease, then Tenant shall pay to Landlord during the remainder of the Lease Term the Base Rent and Additional Rent in installments as and when the same become due and payable, subject to reduction by any rent actually received by Landlord as a result of a re-letting of the Premises (net of the reasonable and customary costs of re-letting, including remodeling costs, brokerage commissions and attorneys’ fees). Landlord shall exercise commercially reasonable due diligence to re-let the Premises to mitigate damages, and Landlord may re‑let the Premises or any part or parts thereof, either in the name of Landlord or otherwise for a term or terms that may, at Landlord’s option, be less than or exceed the period that would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent consistent with then-current market conditions. The good faith failure of Landlord to re‑let the Premises or any part or parts thereof, or, if the Premises are re‑let, the good faith failure to collect the rents due under such re‑letting, shall not release or affect Tenant’s liability for damage so long as Landlord does not act arbitrarily or capriciously and exercises commercially reasonable due diligence to so re-let and/or collect such rents. Any suit brought to collect the amount of the deficiency for any month or other period shall not prejudice in any way the right of Landlord to collect the deficiency for any subsequent month or period by a similar proceeding. Landlord, at Landlord’s option, may make such alterations, repairs, replacements and decorations on the Premises as Landlord in Landlord’s sole but reasonable judgment considers advisable and necessary for the purpose of re‑letting the Premises, and the making of such alterations or decorations shall not operate or be construed to release Tenant from liability hereunder.

(c) If, pursuant to Section 12.2(a), Landlord terminates this Lease, Tenant shall forthwith pay to Landlord as damages, in addition to all sums that were due prior to the date of such termination, a sum equal to the amount by which the Base Rent and Additional Rent for the remainder of the Lease Term exceeds the fair rental value of the Premises for the remainder of the Lease Term, discounted to present value using a then market rate of interest as reasonably determined by Landlord. For the purposes of computing damages payable pursuant to this Section 12.2(c), the Additional Rent with respect to Taxes, Insurance Costs and Operating Costs for the remainder of the Lease Term will be assumed to be the product of such Additional Rent for the most recently ended fiscal, calendar or lease year, as the case may be, times the number of years remaining of the Lease Term.

(d) Except as otherwise expressly provided to the contrary in Section 13.9, in no event shall Tenant be liable for consequential, indirect or punitive damages.

(e) Tenant will be responsible to Landlord for all expenses that Landlord may incur in connection with the enforcement of Landlord’s rights after an Event of Default, including, without limitation, reasonable legal expenses, attorneys’ fees, brokerage fees, and the cost of putting the Premises in good order or preparing the same for rental.

Section 12.3 Reimbursement of Landlord. Upon the occurrence of an Event of Default, Tenant will, in addition to paying Landlord all amounts due under the terms and provisions of this Lease, including, without limitation, Section 12.9, reimburse Landlord for all reasonable expenses incurred by Landlord in collecting such rent or in obtaining possession of, or in re‑letting the Premises, or in defending any action, including expenses for reasonable counsel fees and commissions. Tenant further agrees that, if on termination of this Lease by expiration or otherwise, Tenant shall fail to remove any of its property from the Premises as provided for herein, Landlord shall be authorized in Tenant’s name and on its behalf, to cause such property to be removed and placed in storage for the account and at the expense of Tenant. All sums payable by Tenant under this Article XII shall be deemed Additional Rent.

Section 12.4 Landlord’s Right to Perform Tenant’s Covenants. Tenant covenants and agrees that, if it shall at any time fail to make any payment or perform any other act on its part to be made or performed as in this Lease provided, Landlord, in its sole discretion may after due notice to, or demand upon, Tenant, make any payment or perform any other act on the part of Tenant to be made and performed as in this Lease provided, in such manner and to such extent as Landlord may reasonably deem desirable, and in exercising any such rights, Landlord may pay necessary and incidental costs and expenses, employ counsel, and incur and pay reasonable attorneys’ fees. The making of any such payment or the performing of any other act by Landlord pursuant to this Article shall not waive, or release Tenant from, any obligations of Tenant in this Lease contained. All sums so paid by Landlord and all reasonably necessary and incidental costs and expenses in connection with the performance of any such act by Landlord shall, except as otherwise in this Lease expressly provided, be payable to Landlord 30 days after submission by Landlord to Tenant of an invoice therefor together with such documentation as Tenant shall reasonably require showing the actual costs incurred by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non‑payment thereof by Tenant as in the case of default by Tenant in the payment of the Base Rent. Whenever practicable, Landlord, before proceeding as provided in this Section, shall give Tenant notice in writing of the failure of Tenant that Landlord proposes to remedy, and shall allow Tenant such length of time as may be reasonable in the circumstances, consistent with any grace periods contained herein, but not exceeding 30 days from the giving of notice, to remedy the failure itself and, if Tenant shall not remedy the failure in the time so allowed, Landlord shall be deemed to have given “due notice” and may proceed as provided in this Section; provided that nothing in this Section shall prevent Landlord from acting without notice to Tenant in case of any emergency wherein there is danger to property or person or where there may exist any violation of Legal

Requirements including but not limited to the presence of Hazardous Materials, in which event no prior notice shall be required.

Section 12.5 Cumulative Remedies. The specified remedies to which Landlord may resort under the terms of this Lease, or under the provisions of applicable law, are cumulative and not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option contained herein shall not be construed as a waiver or a relinquishment for the future of such covenant or option. Receipt by Landlord of any Base Rent or Additional Rent payment with knowledge of the breach of any covenants hereof shall not be deemed a waiver of such breach. No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by it. In addition to the other remedies provided in this Lease, Landlord shall be entitled to restraint by injunction of any violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease.

Section 12.6 Expenses of Enforcement. Tenant agrees to pay all reasonable expenses and reasonable attorneys’ fees incurred by Landlord in enforcing any obligation or any remedies hereunder including, without limitation, in connection with collection of Base Rent or Additional Rent, recovery by Landlord of the Premises, or in any litigation in which Landlord shall become involved by reason of any act or negligence of any of Tenant’s Invitees or any breach of this Lease by Tenant. Landlord agrees to pay all reasonable expenses and reasonable attorneys’ fees incurred by Tenant in enforcing any obligation or any remedies hereunder including any litigation in which Tenant shall become involved by reason of any act or negligence of Landlord or any of Landlord’s Invitees or any breach of this Lease by Landlord.

Section 12.7 Landlord’s Default. Landlord shall not be deemed to be in default hereunder unless such default shall remain uncured for more than 30 days following written notice from Tenant to Landlord specifying the nature of such default, or such longer period as may be reasonably required to correct such default (provided that Landlord has commenced such cure within such 30-day period and is diligently and continuously prosecuting the same to completion). Landlord’s liability to keep, maintain, and repair shall always be limited to the cost of making such repair or accomplishing such maintenance or repair. In no event whatsoever shall Landlord be liable for consequential, indirect or punitive damages. The provisions of this Section are further subject to the provisions of Articles X and XI dealing with eminent domain and fire and other casualty, and Section 6.3 dealing with interruption of services. In no event shall Tenant have the right to terminate this Lease by reason of a default by Landlord, except as expressly provided herein.

Notwithstanding any of the terms set forth in this Lease to the contrary, if (i) Tenant provides notice (“Tenant Repair Notice”) in writing to Landlord of an event or circumstance which constitutes a Tenant Repairable Circumstance (as hereinafter defined), and (ii) Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice (unless Landlord’s obligation cannot reasonably be performed within thirty (30) days, in which event Landlord shall be allowed additional time as is reasonably necessary to perform the obligation so long as Landlord begins performance within the initial thirty (30) days and diligently pursues performance to completion), then Tenant may proceed to take the necessary corrective action upon delivery of an additional seven (7) business days’ notice to Landlord specifying that Tenant is taking such corrective action if Landlord fails to timely do so (provided that such notice shall expressly reference this Section 12.7 and include the following language in bold, capitalized text: "IF LANDLORD FAILS TO COMMENCE THE REPAIRS DESCRIBED IN THIS NOTICE WITHIN SEVEN (7) BUSINESS DAYS FROM LANDLORD'S RECEIPT OF THIS NOTICE, TENANT WILL PERFORM SUCH REPAIRS AT LANDLORD'S EXPENSE”). Notwithstanding any of the terms set forth in this Lease to the contrary, if, the Tenant Repairable Circumstance constitutes an Emergency (as hereinafter defined), and if Tenant indicates in the Tenant Repair Notice that the Tenant Repairable Circumstance constitutes an Emergency, and if Landlord fails to commence corrective action within a reasonable period of time given the existence and nature of the Emergency (or fails to diligently pursue such corrective action to completion within a reasonable period of time given the existence and nature of the Emergency), then

Tenant may proceed to take the necessary corrective action upon delivery of an additional notice to Landlord prior to or concurrently with Tenant’s taking such action specifying that Tenant is taking such corrective action. If Tenant has the right pursuant to either or both of the preceding sentences to take corrective action to address a Tenant Repairable Circumstance, Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable first-class buildings. Promptly following completion of any work taken by Tenant pursuant to the Terms of this Section 12.7, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant (such 30-day period, "Landlord's Objection Period"), then Tenant shall be entitled to, at Tenant's option (which election shall be made in writing to Landlord at the time of Tenant's delivery of such invoice), either (i) reimbursement of such costs in the form of cash (delivered to Tenant within ten (10) days after the expiration of Landlord's Objection Period) or (ii) a credit against Rent next due and payable by Tenant under this Lease, in the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within the applicable Landlord's Objection Period, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent; provided, however, that Tenant may proceed to claim a default by Landlord. If Tenant prevails with regard to such claim, the amount of the award may, at Tenant's option (which election shall be made in writing by Tenant to Landlord promptly following such award), either be (A) deducted by Tenant from the Rent next due and owing under this Lease, or (B) reimbursed in the form of cash to Tenant within ten (10) days after the award (and Landlord's receipt of Tenant's election to proceed under this clause (B)). As used herein, the term “Tenant Repairable Circumstance” shall mean a Landlord repair obligation under this Lease, the repair of which can be accomplished without adversely impacting other tenants in the Project, the Building structure or Building systems, and the failure by Landlord to perform will materially or adversely affects the conduct of Tenant’s business in the Premises, and the term “Emergency” shall mean an event threatening imminent and material danger to people located in the Building or imminent and substantial damage to Tenant’s property or the Premises.

Section 12.8 Limitation of Landlord’s Liability. The obligations of Landlord hereunder shall be binding upon Landlord and each succeeding owner of Landlord’s interest hereunder only during the period of such ownership, and Landlord and each succeeding owner shall have no liability whatsoever except for its obligations during each such respective period. Tenant hereby agrees for itself and each succeeding holder of Tenant’s interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against Landlord or any succeeding owner of Landlord’s interest, which is in any manner related to this Lease, the Premises or Tenant’s use and occupancy of the Premises or the Common Areas, or the remainder of the Project, whether at law or in equity, shall be satisfied out of Landlord’s equity in the land and buildings then comprising the Project to the extent then owned by Landlord and such succeeding owner, and further agrees to look only to such assets (or proceeds thereof) and to no other assets of Landlord, or such succeeding owner, for satisfaction. No Person executing this Lease on behalf of Landlord, or any partner, limited or general, or any officer, director, employee, member, trustee, beneficiary, or owner of Landlord, or any partner, limited or general, or any officer, director, employee, member, trustee, beneficiary, or owner of any subsequent Landlord shall have any personal liability hereunder.

Section 12.9 Late Payment and Administrative Expense. If Tenant shall fail to pay Base Rent, Additional Rent or other charges after the same become due and payable under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the lesser of (a) a per annum rate equal to 2% plus the Prime Rate in effect on the day the payment became due and subject to change thereafter or (b) the maximum rate permitted by applicable law (“Interest Payment”); provided that Landlord shall not be required to give Tenant written notice of nonpayment as a condition of Landlord’s right to charge the Interest Payment more than two times in any Lease Year. In addition, if Landlord is required to redeposit any check that is returned for insufficient funds or if Tenant shall fail to pay Base Rent,

Additional Rent or other charges on or before the date on which the same become due and payable, then Tenant shall also pay to Landlord upon demand an administrative expense charge (“Administrative Expense”) of $250.00. The provisions herein for Interest Payment and Administrative Expense shall not be construed to relieve Tenant of the obligation to pay Base Rent, Additional Rent and all other charges when due under this Lease and shall be in addition to and not in limitation of Landlord’s other remedies as provided for in this Lease.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Brokers. Each party represents that it has not dealt with any Person in connection with the Premises or the negotiation or execution of this Lease other than officers, employees and attorneys of Landlord and/or Tenant and the Brokers. Each party shall indemnify and save harmless the other from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation. The broker’s fees payable to Brokers for this Lease shall be payable by Landlord subject to and in accordance with the terms of a separate agreement between Landlord and Brokers.

Section 13.2 Quiet Enjoyment. Tenant shall, upon paying all Base Rent and Additional Rent due hereunder and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, peaceably and quietly have and hold the Premises without hindrance or molestation by any Person or Persons lawfully claiming by, through or under, Landlord, subject, however, to the terms of this Lease.

Section 13.3 Tenant’s Request for Landlord’s Action. In the event that at Tenant’s request Landlord takes any action that is not required of Landlord pursuant to this Lease, Tenant shall pay as Additional Rent Landlord’s reasonable attorneys’ fees, expenses and disbursements in connection with such action, with payment to be made by Tenant within 30 days after billing therefor by Landlord (which billing shall be accompanied by such documentation as Tenant shall reasonably require showing the actual costs incurred by Landlord). Landlord shall also give Tenant a good faith estimate of such costs of any such action prior to commencing such action.

Section 13.4 Notices. Any notice, demand, request or statement required or intended to be given or delivered under the terms of this Lease shall be in writing, shall be addressed to the party to be notified at the address or addresses set forth in the Summary of Basic Terms or at such other address in the continental United States as each party may designate for itself from time to time by notice hereunder, and shall be deemed to have been given, delivered or served upon the earliest of (a) three days following deposit in the U.S. Mail, with proper postage prepaid, certified or registered, return receipt requested, (b) the next business day after delivery to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (c) receipt of notice given by personal delivery.

Section 13.5 Waiver of Subrogation. Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire, any of the extended coverage casualties, or other casualties insured against, even if such fire or other casualty shall be brought about by the fault or negligence of the party benefited by the release or its agents, provided this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire, extended coverage and other insurance, maintained by the releasing party shall contain a clause, or be subject to a statutory provision, to the effect that such release shall not affect said policies or the right of the releasing party to recover thereunder. Landlord and Tenant agree that their respective fire, extended coverage, and other insurance policies will include such a clause. To the extent that Tenant is a self‑insurer with respect to personal property, the provisions of Section 7.8 shall be applicable.

Section 13.6 Entire Agreement; Execution; Time of the Essence and Headings and Table of Contents. This Lease together with all Exhibits referred to herein and the Summary of Basic Terms and the Agreement Regarding Project Rights executed contemporaneously herewith by Landlord and Tenant, sets forth the entire agreement between the parties hereto and cannot be modified or amended, except in a writing duly executed by the respective parties. This Lease, together with all Exhibits referred to herein and the Summary of Basic Terms and the Agreement Regarding Project Rights, supersedes all previous written and oral negotiations, understandings and agreements regarding the subject matter of this Lease. Neither Landlord nor any Person acting on behalf of Landlord has made any representations to Tenant on which Tenant has relied in entering into this Lease except any representations expressly stated in this Lease. This Lease is executed as a sealed instrument and in multiple counterparts, all copies of which are identical, and any one of which is to be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of any other copy. This Lease may be electronically signed, and the electronic signatures appearing on this Lease are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Time is of the essence with respect to the obligations of Tenant and Landlord to be performed within a specific time frame in this Lease. The headings throughout this Lease and the Table of Contents are for convenience of reference only, and shall in no way be held or deemed to define, limit, explain, describe, modify or add to the interpretation, construction or meaning of any provision of this Lease.

Section 13.7 Partial Invalidity. If any term or condition of this Lease or its application to any Person or circumstance shall to any extent be in violation of or unenforceable under any law, rule, regulation or order (including any court order) now existing or hereafter enacted or entered by any court or other governmental entity having competent jurisdiction (including after all appeals therefrom), the remainder of this Lease, or the application of such term or condition to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and shall be enforceable to the fullest extent not prohibited by law.

Section 13.8 No Waiver. No assent, express or implied, by Landlord or Tenant to any breach of any agreement or condition herein contained on the part of Tenant or Landlord to be performed or observed, and no waiver, express or implied, of any such agreement or condition shall be deemed to be a waiver of or an assent to any succeeding breach of the same or any other agreement or condition; the acceptance by Landlord of Base Rent or Additional Rent due hereunder (whether such payment is made by Tenant or another Person), or silence by Landlord or Tenant as to any breach, shall not be construed as waiving any of Landlord’s or Tenant’s rights hereunder unless such waiver shall be in writing. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due Landlord from Tenant shall be deemed to be anything but payment on account, and the acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon a letter accompanying said check, that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy.

Section 13.9 Holdover. If Tenant remains in the Premises beyond the expiration of this Lease at the end of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall be deemed to create a month-to-month tenancy for one month after the end of the Lease Term and thereafter shall be a tenancy at sufferance only, subject to all of Tenant’s obligations set forth herein, but at a Base Rent equal to 150% of the Base Rent then most recently in effect, and with the same Additional Rent and other charges provided for under this Lease, with such Base Rent and Additional Rent to be charged on a monthly basis for each calendar month or portion thereof for which Tenant holds over, without proration for any partial calendar month. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. The acceptance of a purported rent check following termination shall not constitute the creation of any tenancy not provided for in this Section 13.9. Subject to Tenant’s compliance with the above provisions of this Section 13.9, Tenant shall not be liable for any damages resulting from its holdover; provided that if Tenant remains in occupancy after the later of (i) 90 days after the expiration or earlier termination of this Lease, and (ii) 30 days after Landlord gives Tenant written notice that Landlord has signed a lease or purchase and sale agreement requiring that Tenant vacate the Premises, then Tenant shall also pay to Landlord all actual damages, if any, sustained by reason of any such holding over.

Section 13.10 When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease or a reservation or an option for the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

Section 13.11 No Recordation. Tenant shall not record this Lease with any registry of deeds or land court, and any recordation of this Lease will be void. Landlord and Tenant shall execute, and Tenant may record, a notice of this Lease in the form of Exhibit K, provided that at the time of execution of such notice, the parties enter into arrangements reasonably satisfactory to Landlord to provide for such notice to be released upon the expiration or earlier termination of this Lease.

Section 13.12 Financial Statements; Certain Representations and Warranties of Tenant. No more than once per year, if requested by Landlord, Tenant shall provide to Landlord, any actual or potential purchaser, mortgagee or ground lessor or any representative of any of the foregoing, copies of Tenant’s annual financial statements (audited if available), certified as true and correct by the president or chief financial officer of Tenant; provided that so long as the stock of Tenant is publicly traded, documents on file with the Securities and Exchange Commission and available to Landlord shall satisfy such financial reporting requirements. Tenant represents and warrants to Landlord, its successors and assigns that: (a) Tenant is a corporation organized and existing in good standing under the laws of the State of Delaware and is authorized to transact business in the Commonwealth of Massachusetts; (b) the execution, delivery and performance of this Lease by Tenant has been duly authorized; and (c) this Lease is valid and binding upon the Tenant and is enforceable against Tenant in accordance with the terms hereof.

Section 13.13 Confidentiality. Tenant acknowledges that the terms under which Landlord has leased the Premises to Tenant, (including, without limitation, the rental rate(s), term and other financial and business terms, constitute confidential information of Landlord (the “Confidential Information”). Tenant shall keep the Confidential Information confidential; provided that (a) the Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders and financial advisors who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities (it being understood that Tenant shall inform such representatives of the confidential nature of the Confidential Information and that such representatives shall be directed by Tenant to treat the Confidential Information confidentially in accordance with the terms of this Section), and (b) unless required by applicable law (including but not limited to disclosure required under securities laws by reason of the fact that Tenant is a public company), any other disclosure of the Confidential Information may only be made if Landlord consents in writing prior to any such disclosure.

Section 13.14 Summary of Basic Terms. The Summary of Basic Terms that is affixed to this Lease sets forth certain basic terms and information that is referred to in the main text of this Lease. Every reference to the Summary of Basic Terms, or to a particular item therein, shall have the effect of incorporating the Summary, or the particular item thereof, into the main text of this Lease.

Section 13.15 Tenant Representations. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (a) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (b) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (c) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (i) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default, and (ii) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

Section 13.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR ANY OF THE DOCUMENTS AND/OR INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

Section 13.17 Tenant Competitors.

(a) Subject to the conditions and limitations set forth herein, Landlord agrees that during the Term Landlord shall not enter into a lease for other premises in the Building to any of Gartner Group, IDC/IDG, and InfoTech (the “Tenant Competitors”). Tenant shall have the right periodically (but not more than once every five years) to substitute for the foregoing list of entities an updated list of Tenant Competitors comprised of up to but not more than three entities, provided that the principal and primary business of the listed entity is substantially the same as primary business of Tenant, and such list shall be substituted for the list of Tenant Competitors set forth above; provided, however, said updated Tenant Competitors shall not include any entities (or the affiliates thereof) (i) with which Landlord is then actively negotiating for space in the Building, or (ii) any then current tenants or occupants of the Building.

(b) The foregoing covenant shall be subject to the following limitations and conditions:

(1) The foregoing covenant shall not apply to (i) the date that Tenant is in default under this Lease beyond the expiration of any applicable grace period; (ii) current tenants and occupants of the Building (or any part thereof), or their successors, sublessees or assigns to the extent that Landlord does not have the right to consent to such sublease or assignment under such tenant’s lease(iii) any tenant that is either directly or indirectly an affiliate, subsidiary or parent of Tenant, or (v) any property other than the Building.

(2) The foregoing covenant shall expire upon the earlier to occur of the following: (i) the date this Lease is terminated or expires; (ii) the date that Tenant ceases operating its business in the Premises for any reason other than Excusable Delay, or (iii) the date on which Tenant assigns this Lease (other than to a Permitted Transferee) or subleases more than one (1) full floor of the Premises for the remainder of the Lease Term (other than to a Permitted Transferee). After any such expiration, this Section 13.17 shall be null and void, and of no further force or effect.

(3) The foregoing covenant shall automatically expire if an order or decision is rendered by a court of competent jurisdiction or governmental authority which declares this or all such exclusivity or use clauses void. If any such governmental authority or court order or decision renders this or all such exclusivity or use clauses void, then this Section 13.17 shall be deemed null and void and of no further force or effect.

ARTICLE XIV

RIGHT OF FIRST OFFER

Section 14.1 Right of First Offer . From and after the March 1, 2027, Landlord hereby grants to Tenant an ongoing right of first offer (the “Right of First Offer”) for any space that becomes available within the Building that is still in office condition (and specifically excluding space that Landlord has improved for use as research and development or laboratory space, which shall mean the installation of any laboratory improvements or components in such space beyond Landlord’s Facility Work) (the “First Offer Space”). Such Right of First Offer shall be subordinate to all rights of other tenants to expand into the First Offer Space set forth in leases of space in the Building existing as of the date hereof or hereinafter granted after Tenant has failed to lease, or is then prohibited from leasing such First Offer Space, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (collectively, the “Superior Rights”). Superior Rights shall continue to be Superior Rights in the event that any lease setting forth the Superior Right is renewed or otherwise modified (so long as such Superior Rights are not expanded). In addition, Landlord shall not be required to offer any First Offer Space to Tenant if Landlord and a prospective tenant are actively negotiating the terms of a lease of such First Offer Space as of March 1, 2027, which shall mean at least the exchange of a bona fide written proposal from Landlord and a counterproposal from the prospective tenant.

Section 14.2 Procedure for Offer. Subject to Superior Rights and the terms of this Article XIV, Landlord shall notify Tenant (the “First Offer Notice”) prior to offering the First Offer Space to a third party, other than the existing occupant thereof. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space (the “Designated First Offer Space”) (and such notice may be made contingent on a Superior Right holder declining a right to lease such space). The First Offer Notice shall (i) describe the Designated First Offer Space, (ii) offer to lease to Tenant the Designated First Offer Space on the terms described in the First Offer Notice, and (iii) set forth the "Fair Market Rent" (as that term is defined herein below) and any other material economic terms upon which Landlord is willing to lease the Designated First Offer Space to Tenant, (iv) set forth the rentable square footage of the Designated First Offer Space, determined by Landlord in accordance with Landlord's then-current measurement standard for the Building, (v) describe the First Offer Term (as that term is defined below) and the anticipated delivery date for the Designated First Offer Space, and (vi) specify any additional security deposit, letter of credit or other securitization required to be provided for the Designated First Offer Space. The term “Fair Market Rent” means: Landlord’s reasonable determination of the fair market rental rate, taking into account all material, relevant factors.

Section 14.3 Procedure for Acceptance . If Tenant wishes to exercise Tenant's Right of First Offer with respect to the Designated First Offer Space upon all the terms set forth in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall send notice to Landlord (the “First Offer Exercise Notice”) of Tenant's election to exercise its Right of First Offer for the entirety (and not less than the entirety) of the Designated First Offer Space on the terms contained in the First Offer Notice.

If Tenant wishes to exercise Tenant’s Right of First Offer but does not agree with Landlord’s determination of Fair Market Rent, Tenant shall submit a First Offer Exercise Notice, and Landlord and Tenant shall negotiate in good faith for a period of ten (10) Business Days thereafter (the “ROFO Negotiation Period”), to attempt to agree upon the Fair Market Rent for the Designated First Offer Space. If the parties agree upon the Fair Market Rent at any time prior to the determination of the arbitrator pursuant to this paragraph, the Fair Market Rent applicable to the Designated First Offer Space shall be as so agreed. If the parties are unable to agree upon the Fair Market Rent within the ROFO Negotiation Period, then the parties shall attempt to agree on selection of an arbitrator who will determine the Fair Market Rent for the Designated First Offer Space. If the parties are unable to agree upon an arbitrator within five (5) Business Days following expiration of the ROFO Negotiation Period, then each party shall select an arbitrator, and the parties’ arbitrators shall agree upon a single arbitrator to whom the determination of Fair Market Rent shall be submitted for binding arbitration. If such arbitrators are unable to agree promptly upon a single arbitrator, an arbitrator shall be selected by the American Arbitration Association. Any arbitrator selected by either party, by the arbitrators selected by the parties or by the American Arbitration Association shall be independent of both parties and shall have such experience, either as a licensed real estate broker or salesperson or as an appraiser, as would qualify such arbitrator as an expert with respect to leasing terms in the Alewife market area. Following selection of the single arbitrator, the parties shall simultaneously exchange and submit to the arbitrator a proposal as to the Fair Market Rent. The Fair Market Rent shall be determined based on the terms set forth in the First Offer Notice (other than Landlord’s original determination of Fair Market Rent), for office space in the Alewife market area comparable to the Designated First Offer Space, taking into account and giving effect to, in determining comparability, without limitation, such considerations the age, size, location, condition, and amenities of the Building. Within ten (10) Business Days after both parties have submitted such proposals to the arbitrator, the arbitrator shall select one of the proposals as more closely approximating the Fair Market Rent appropriate for the Designated First Offer Space, and, unless the parties have by then agreed upon the Fair Market Rent, the proposed Fair Market Rent set forth in such proposal selected by the arbitrator shall be deemed to be the Fair Market Rent for the Designated First Offer Space. The parties shall share equally the fees and expenses of the arbitrator to whom the determination of Fair Market Rent is submitted. Landlord and Tenant shall each pay the fee of the arbitrator selected by it.

In the event Tenant does not send a First Offer Exercise Notice notifying Landlord that Tenant desires to lease the Designated First Offer Space, and either accepting all terms set forth in the First Offer Notice or electing to negotiate the Fair Market Rent and possibly submit its determination to binding arbitration as set forth in the preceding paragraph, then Landlord shall be free to enter into a lease (a “Third Party Lease”) for the Designated First Offer Space or any portion thereof described in the First Offer Notice on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the Designated First Offer Space, and Tenant may not elect to lease only a portion thereof. In no event shall Landlord be liable to Tenant for any failure by any then-existing tenant or occupant to vacate the Designated First Offer Space by any particular date.

Section 14.4 First Offer Term . The term of Tenant's lease of the Designated First Offer Space (the “First Offer Term”) shall commence upon the date (the “First Offer Commencement Date”) set forth in the First Offer Notice and shall either (i) expire on June 30, 2039 if Tenant delivers the First Offer Exercise Notice with at least seven years remaining in the Lease Term, or (ii) if Tenant delivers the First Offer Exercise Notice with less than seven years remaining in the Lease Term, then Tenant shall lease the Designated First Offer Space for the term of seven (7) years and simultaneously with the delivery of the First Offer Exercise Notice, to extend the term of the Lease with respect to the existing Premises by the period of time required to have the Term for the existing Premises terminate upon expiration of such term (for example, if at the time of the First Offer Exercise Notice, there are four (4) years remaining in the Term, then the Term with respect to the Premises would be extended for three (3) years, to be coterminous with the term for the Designated First Offer Space), provided in any case that no election made by Tenant in this Section 14.4 shall affect or limit Tenant’s rights set forth in Section 2.4(b) above.

Section 14.5 Construction In First Offer Space . Subject to the terms of the First Offer Notice, Tenant shall take the Designated First Offer Space in its "as is" condition, and the construction of improvements in the First Offer Space shall comply with the terms of Section 7.5 of the Lease. Landlord shall have no obligation to provide any improvement allowance or perform any work in the First Offer Space except as expressly provided in the First Offer Notice.

Section 14.6 Amendment to Lease . If Tenant timely exercises Tenant's Right of First Offer to lease Designated First Offer Space, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease expanding the Premises to include the Designated First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Article XIV. Notwithstanding the foregoing documentation obligations, Tenant's timely delivery of the First Offer Exercise Notice and determination of the Fair Market Rent for the Designated First Offer Space (whether by Landlord and Tenant or by an arbitrator as set forth above), shall conclusively establish Tenant's lease of the First Offer Space on the express terms set forth in this Article XIV.

Section 14.7 Termination of Right of First Offer . Tenant shall not have the right to lease the First Offer Space, and Landlord has no obligation to deliver a First Offer Notice, if (i) an Event of Default of Tenant then exists under the Lease, (ii) less than two (2) years remain on the Term of the Lease and/or (iii) Tenant has assigned the Lease or subleased more than one (1) full floor of the Premises, other than to a Permitted Transferee.

ARTICLE XV

EXPANSION OPTION

Provided that (a) there is available space within the Building (excluding Tenant’s Premises) that is still in office condition (thus specifically excluding space that Landlord has improved for use as research and development or laboratory space, which shall mean the installation of any laboratory improvements or components in such space beyond Landlord’s Facility Work), and (b) Landlord and a prospective tenant are not actively negotiating the terms of a lease for such Expansion Premises (which shall mean at least the exchange of a bona fide written proposal from Landlord and a counterproposal from the prospective tenant), Tenant shall have the one-time option to expand the Premises to include all or a portion of such remaining office space in full floor increments only (the “Expansion Premises”). Tenant’s rights to the Expansion Premises shall be subject to the following terms and conditions: (i) Tenant may exercise such option, if at all, by giving Landlord written notice (an “Expansion Notice”) by not later than February 28, 2027; (ii) Tenant may exercise such option with respect to either the third floor (3rd) or the second (2nd) and third (3rd) floors together; and (iii) at the time of the delivery of the Expansion Notice, (x) this Lease is in full force and effect, (y) no Event of Default Exists, and (z) Tenant has not assigned this Lease or subleased more than one (1) full floor of the Premises, other than to a Permitted Transferee. Tenant shall specify the floor of the Expansion Premises requested in Tenant’s Expansion Notice. Upon the timely and proper giving of an Expansion Notice, Tenant shall have irrevocably and unconditionally committed to lease the Expansion Premises for the Lease Term upon all of the same terms and conditions of this Lease, and Landlord and Tenant shall promptly execute an amendment to this Lease reflecting the addition of the Expansion Premises to the Premises. Such amendment shall provide that (1) the Base Rent payable for the Expansion Premises shall be at the same per rentable square foot rate as the Base Rent for the remainder of the Premises originally demised hereunder (with escalations thereof at the same rate of escalation as set forth herein), (2) Tenant shall receive a tenant improvement allowance for the Expansion Premises in an amount equal to $146.89 per square foot of the Expansion Premises, (3) Tenant shall be provided an abatement period for six (6) months, and (4) Tenant’s Share shall be recalculated to reflect the addition of the Expansion Premises to the Premises.

[Signature Page Follows]

Tenant and Landlord, each by its duly authorized officer(s), have signed this Lease as of the date first set forth above.

TENANT:

FORRESTER RESEARCH, INC.

By: /s/ Chris Finn

Name: Chris Finn

Title: Chief Financial Officer

Duly Authorized

LANDLORD:

LS 200 CDP, LLC,

By: /s/ Scott Bohn

Name: Scott R. Bohn

Title: Chief Development Officer

Duly Authorized